JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

AN OFFERING CIRCULAR PURSUANT TO THE REQUIREMENTS OF REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Offering Circular Date: ____________, 2021

OFFERING CIRCULAR

For

LK Secured Lending Reg A Fund, LLC

a California Limited Liability Company

SECURITIES OFFERED	:	75,000 Membership Interests
MAXIMUM OFFERING AMOUNT	:	$75,000,000
MINIMUM INVESTMENT AMOUNT	:	$1,000
CONTACT INFORMATION	:	662 N. Sepulveda Blvd., Suite 300 Los Angeles, CA 90049 805-283-9792

LK SECURED LENDING REG A FUND, LLC (the “Fund” or “Company”) is a California limited liability company. The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) units of limited liability company membership interests (“Membership Interests”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.)

The minimum investment amount per Investor is One Thousand Dollars ($1,000) for a total of Seventy-Five Thousand (75,000) units of Membership Interests. The units of Membership Interests offered by the Company may also be purchased by the Members pursuant to the reinvestment plan provided herein. The Offering price for reinvestment will be One Thousand Dollars ($1,000) per Membership Interests. The Member may purchase additional Membership Interests on a fractional basis. (See “Terms of the Offering – Election to Reinvest” below). Although the Company does not intend to list the Membership Interests for trading on a stock exchange or other trading market, the Company has adopted a redemption plan designed to provide Members with limited liquidity for their investment in the Company’s Membership Interests. (See “Terms of the Offering – Withdrawal / Redemptions” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The Company will be managed by LK Advisors, Inc., a California corporation (hereinafter referred to as the “Manager”). As further described in the Offering Circular, the Fund has been organized to conduct the following business: to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The Fund may also manage, remodel, repair, lease, and/or sell real properties acquired through the Fund’s lending activities, including but not limited to, properties acquired through foreclosure and real estate owned (“REO”) properties. (See “Lending Standards and Policies” below).

The Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Manager. The maximum amount of the Offering shall not exceed Seventy-Five Million Dollars ($75,000,000) in any Twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II”). The Company intends to offer the Membership Interests described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f).  Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received.  (See “Terms of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Membership Interests, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Membership Interests on any securities market. Investing in the Membership Interests involves risk, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an investor should consider prior to purchasing any Membership Interests.

Prospective investors (“Investors”) who execute a subscription agreement (“Subscription Agreement”) to invest in the Company will become a member of the Company (“Member”) once the Manager deposits the investor’s investment into the Company’s main operating bank account and subject to terms and conditions in the Offering Circular and Subscription Agreement.

Generally, no sale may be made in this Offering if the aggregate purchase price paid is more than Ten Percent (10%) of the greater of the investor’s annual income or net worth based upon the representation as set forth in the Subscription Agreement. Different rules apply to accredited investors and non-natural persons. Before making any representation that the investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

In addition, an investment in the Company is subject to restrictions on withdrawal (See “Summary of the Operating Agreement – Withdrawal / Redemption” below.) Members will be required to hold their Membership Interests for a minimum of Twelve (12) months before they may request to withdraw from the Company and have their Membership Interests redeemed. In addition, there are certain restrictions on transfer, including, requirement to obtain the Manager’s consent. (See “Summary of the Operating Agreement – Restrictions on Transfer”).

Subject to the terms and conditions provided herein, Members will have the option to either receive income distributions from the Company or reinvest their distributable share of Company earnings back into the Company. As stated above, the Offering price for reinvestment will be One Thousand Dollars ($1,000) per Membership Interest. The Member may purchase fractional interests of Membership Interests provided that the Member has already purchased a minimum of One (1) Membership Interest and has elected to reinvest distributions received from the Company at the time of subscription. For example, if the Company allocated One Hundred Dollars ($100) to a Member for distribution, and the Member had elected to reinvest its shares at the time of subscription, such Member may reinvest to purchase One-Tenth of One (1/10th of 1) Membership Interests. (See “Preferred Return, Cash Distributions; Election to Reinvest” below.) Reinvestments of distributions will be allowed to the extent that the Offering remains ongoing. Members will be allowed to withdraw and redeem their Membership Interests as set forth below. (See “Terms of the Offering – Withdrawal / Redemptions” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The Manager will receive compensation and income from the Company and is subject to certain conflicts of interest. (See “Risk Factors”, “Manager’s Compensation” and “Conflicts of Interest” below.) Investing in the Membership Interests is speculative and involves substantial risks. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below.)  There are material income tax risks associated with investing in the Company that prospective investors should consider. (See “Income Tax Considerations” below.)

As of the date of this Offering Circular, the Company has not engaged a transfer agent, and does not intend to engage a transfer agent until such time as the Company is required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as applicable, or the Exchange Act.

The Offering is being conducted on a “best-efforts” basis, which means the principals and officers of the Company will use commercially reasonable best efforts in an attempt to sell the Membership Interests. Such officers will not receive any commission or any other remuneration for these sales. In offering the Membership Interests on behalf of the Company, the principals and officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION. THIS OFFERING CIRCULAR CONTAINS INFORMATION AND DISCLOSURES IN ACCORDANCE TO THE FORMAT SET FORTH IN SEC FORM S-11.

GENERALLY, NO SALE MAY BE MADE TO INVESTORS IF THE AGGREGATE PURCHASE PRICE BY INVESTORS EXCEEDS SEVENTY FIVE MILLION DOLLARS ($75,000,000) ANNUALLY, PURSUANT TO THE TERMS OF RULE 251 OF REGULATION A TIER II SET FORTH UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE COMPANY AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR THE MEMBERSHIP INTERESTS. THE PURCHASE OF MEMBERSHIP INTERESTS BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED. INCOME EARNED BY QUALIFIED PLANS AS A RESULT OF AN INVESTMENT IN THE COMPANY MAY BE SUBJECT TO FEDERAL INCOME TAXES, EVEN THOUGH SUCH PLANS ARE OTHERWISE TAX EXEMPT. (SEE “INCOME TAX CONSIDERATIONS” AND “ERISA CONSIDERATIONS.”)

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE COMPANY INTENDS TO OFFER THE MEMBERSHIP INTERESTS DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). PURSUANT TO RULE 251(D)(3)(I)(F), THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE.

ANY REMAINING SECURITIES THAT ARE NOT SOLD IN THIS OFFERING SHALL BE INCORPORATED INTO A FUTURE OFFERING CIRCULAR AFTER TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE TO “INCLUDE AS PART OF SUCH NEW OFFERING CIRCULAR ANY UNSOLD SECURITIES COVERED BY THE EARLIER OFFERING CIRCULAR BY IDENTIFYING ON THE COVER PAGE OF THE NEW OFFERING CIRCULAR OF THE LATEST AMENDMENT, THE AMOUNT OF SUCH UNSOLD SECURITIES BEING INCLUDED.”

FOR RESIDENTS OF ALL STATES. THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN ANY PARTICULAR STATE. THIS OFFERING CIRCULAR MAY BE SUPPLEMENTED BY ADDITIONAL STATE LEGENDS. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE ADVISED TO CONTACT THE COMPANY FOR A CURRENT LIST OF STATES IN WHICH OFFERS OR SALES MAY BE LAWFULLY MADE. AN INVESTMENT IN THIS OFFERING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF FINANCIAL RISK. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER ALL OF THE RISK FACTORS DESCRIBED BELOW.

UNITED STATES TERRITORIES AND POSSESSIONS. THESE SECURITIES ARE NOT AUTHORIZED FOR OFFERING OR SALE IN ANY TERRITORY OR POSSESSION OF THE UNITED STATES IN LIEU OF APPLICABLE SECURITIES LAWS TO THE CONTRARY. SECURITIES AND/OR CAPITAL GUARDIANSHIPS ARE NOT AUTHORIZED FOR SALE IN SUCH TERRITORIES OR POSSESSIONS.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

CERTAIN TERMS OF THE OFFERING

	Price to Public [1]	Underwriting Discounts and Commissions [2]	Proceeds to the Company [4]	Proceeds to other Persons [3]
Amount to be Raised Per Membership Interest	$1,000	$0	$1,000	$0
Minimum Investment Amount	$1,000	$0	$1,000	$0
Minimum Offering Amount	$1,000	$0	$1,000	$0
Maximum Offering Amount [7]	$75,000,000	$0	$75,000,000	$0

1. The Offering price to investors was arbitrarily determined by the Manager.

2. The Company will not use an underwriter for the sale of any Membership Interests.

3. The Manager and the Company’s and Manager’s respective officers and employees may offer and sell directly to the Investors by the Company. No commissions for selling Membership Interests will be paid to the Company, the Manager or the Company’s or Manager’s respective officers or employees.

4. Net proceeds to the Company do not reflect the deduction of organization and offering expenses. The Company intends to reimburse the Manager of organization and Offering costs and expenses. As of the date of this Offering Circular, the Company or Manager has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commissions or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement.

5. The Maximum Offering Amount for the Company is Seventy-Five Million Dollars ($75,000,000) in any Twelve (12) month period. The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

i

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

The Membership Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Act). As a Tier 2 Offering pursuant to Regulation A under the Act, this Offering is exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Membership Interests offered hereby are offered and sold only to “qualified purchasers” or at a time when the Membership Interests are listed on a national securities exchange, if at all.

“Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other non-accredited Investors so long as their investment in the Membership Interests does not represent more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth (excluding the value of the Investor’s primary residence and any loans secured by the residence (up to the value of the residence)), or Ten Percent (10% ) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Membership Interests are offered hereby and sold to Investors that fall within both categories of “qualified purchasers” (i.e., Accredited Investors and non-accredited Investors whose investment in the Membership Interests does not represent more than Ten Percent (10%) of the applicable amount). Accordingly, the Company reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion that such Investor is not a “qualified purchaser” for purposes of Regulation A.

For purposes of determining whether a potential Investor is a “Qualified purchaser” (who is not an Accredited Investor), annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an Investor’s home, home furnishings and automobiles.

Forward Looking Statements

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipated,” “projected”, “forecasted”, “estimated”, “prospective”, “believes,” “expects,” “plans” “future” “intends,”, “should,” “can”, “could”, “might”, “potential,” “continue,” “may,” “will,” and similar expressions to identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”), a copy of which is attached hereto as Exhibit 2.1, should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail, and control and no Investor should rely on any reference herein to the Articles or Operating Agreement without consulting the actual underlying documents.

THE COMPANY AND ITS BUSINESS

LK Secured Lending Reg A Fund, LLC is a California limited liability company located at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, CA 90049. The Company is offering by means of this Offering Circular Membership Interests on a “best efforts” basis to qualified Investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.)

As further described in the Offering Circular, the Company has been organized to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The Fund may also manage, remodel, repair, lease, and/or sell real properties acquired through the Fund’s lending activities, including but not limited to, properties acquired through foreclosure and REO properties.

MANAGEMENT	The Company will be managed by LK Advisors, Inc., a California corporation, whose office is located at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, CA 90049.
THE OFFERING

The Company is hereby offering Membership Interests in the maximum aggregate amount of Seventy-Five Million Dollars ($75,000,000) (the “Maximum Offering Amount”). Notwithstanding the foregoing, the Company reserves the right to increase the Maximum Offering Amount in its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

The Minimum Investment Amount per Investor is One Thousand Dollars ($1,000). The Company’s Operating Agreement allows the Company to issue Membership Interests on an ongoing basis.

VOTING RIGHTS	Members will have substantially limited control, voting rights or involvement in the business, affairs or governance of the Company.
COMPENSATION TO MANAGER	The Manager and its affiliates will receive fees for managing the Company. (See “Manager’s Compensation” below.)
PRIOR EXPERIENCE	The Manager has prior experience in real estate, mortgage industry and securities transactions. (See “The Manager” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

CAPITALIZATION

The Company’s Operating Agreement does not restrict the number of Membership Interests that the Company may issue. The Company shall limit the Offering to Seventy-Five Million Dollars ($75,000,000) in any Twelve (12) month period, subject to qualification by the SEC of a post-qualification amendment. The Company may, at its sole and absolute discretion, at any time during the period of the Offering, increase or decrease the Minimum Investment Amount and/or the Maximum Offering Amount.

INVESTOR SUITABILITY STANDARDS

Membership Interests are offered to “Qualified purchasers”. “Qualified purchasers” include: (i) “accredited investors”, as defined under Rule 501(a) of Regulation D and (ii) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Each Investor must execute a Subscription Agreement making certain representations and warranties to the Company, including, but not limited to, such purchaser’s qualifications as an “Accredited Investor”, or as a non-accredited investor who meets the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. (See “Investor Suitability” below.)

LIMITATIONS ON INVESTMENT AMOUNT

This Offering is open to all Accredited and non-Accredited investors. Generally, no sale may be made to any non-Accredited Investors in this Offering if the aggregate purchase price purchased by the Investor is more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth. Different rules apply to accredited investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Membership Interests. (See “Investor Suitability” below.)

COMMISSIONS FOR SELLING MEMBERSHIP INTERESTS	Membership Interests will be offered and sold directly by the Company, the Manager and the Company’s and Manager’s respective officers and employees. No commissions for selling Membership Interests will be paid to the Company, Manager or the Company’s or Manager’s respective officers or employees. While most Membership Interests are expected to be offered and sold directly by the Company, the Manager and their respective officers and employees, the Company or Manager may also, in limited instances, offer and sell Membership Interests through the services of independent broker/dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions based on the gross proceeds received for the sale of Membership Interests. As of the date of this Offering Circular, the Company or Manager has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commission or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. The Company cannot determine the amount of cost or fees it will be for services related to the broker/dealers at this time. The amount and nature of commissions payable to broker/dealers is expected to vary in specific instances. The Investor who is admitted to the Company through such broker/dealer (and not the Company nor the Manager) will be responsible for all such commissions payable to broker/dealers (and such payments may reduce the Investor’s invested capital)
LOAN ORIGINATION AND SERVICING

The Manager, the Fund, and/or a third-party may originate the loans as a mortgage broker. At its sole election, the Manager may service the loans or appoint an affiliate (“Affiliate”) to service the loan or retain the services of a third-party loan servicer at any time for any reason (or no reason). The servicer, whether a third party or the Manager or its Affiliate, shall be herein referred to as the “Servicer.” The Servicer will be compensated by the borrowers and/or Company for such loan servicing activities, as agreed upon by the Manager and Servicer. To the extent applicable, the Manager will oversee the activities and performance of the Servicer.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

RECOVERY OF DEFERRED COMPENSATION

If the Manager or Servicer defers or assigns to the Company any of their respective compensation, the Manager and/or Servicer may elect, in the sole and absolute discretion of the Manager, to recover the same at a later time within the same calendar year only.  Notwithstanding the foregoing, the Manager and/or Servicer have no obligation to waive, defer, or assign to the Company any portion of such compensation at any time.

LEVERAGING THE PORTFOLIO

The Company may borrow funds from financiers, other lenders, or banks for the purpose of funding the Company’s investments in Loans and properties. In order to obtain such additional capital, the Company may assign part or its entire asset portfolio to the lender or investor. Such a transaction involves certain elements of risk and also entails possible adverse tax consequence as detailed later in this Offering Circular. The terms and conditions of any credit obtained by the Company shall be negotiated by the Manager in its sole and absolute discretion. In addition, any debt incurred by the Company will be senior in payment to the Members. (See “Risk Factors” below).

PREFERRED RETURN

Members will generally be entitled to receive an annualized preferred return (the “Preferred Return”) on their capital account balances, payable quarterly (and prorated as applicable for the amount of time that a Member was a member of the Company). All expenses and fees other than profit participation will be paid to the Manager prior to the Preferred Return.

The Preferred Return for any Member shall be equal to a non-cumulative annualized rate of Seven Percent (7%), calculated and payable on a quarterly basis.

CASH DISTRIBUTION TO MEMBERS	Members will also be eligible for quarterly distributions from the Company (as defined below). (See “Terms of the Offering – Preferred Return, Cash Distributions; Election to Reinvest” below).
REINVESTMENT

So long as the Offering is ongoing, Members will have the option of receiving their quarterly income distributions or having their share of distributions credited to their capital accounts and reinvested in the Company to purchase additional Membership Interests, at One Thousand Dollars ($1,000) per Membership Interest. Fractional interests of Membership Interests may be purchased by the Member for reinvestment purposes. Any Membership Interests purchased through reinvestment will be counted towards the Maximum Offering Amount.

Notwithstanding the foregoing, the Manager reserves the right to commence making cash distributions at any time to any Member(s), including, (i) in order for the Company to remain exempt from the ERISA plan asset regulations, (ii) once the Maximum Offering Amount has been raised; or (iii) otherwise to remain in compliance with Tier II of Regulation A. (See “Terms of the Offering”; “ERISA Considerations” and “Summary of the Operating Agreement” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

RETURN OF CAPITAL

The Manager reserves the right to return part or all of the Member’s capital investment to the Member at any time during the investment and to expel any Member for cause.  (See “Summary of the Operating Agreement – Redemption Policy and Other Events of Disassociation” below.)

LOSS RESERVE

A loss reserve may be maintained by the Company, as determined by the Manager, in its sole and absolute discretion. The loss reserve is intended to protect Members from potential unrecoverable losses on loans. (See “Risk Factors” below.)

RISK FACTORS

There are a number of risks associated with the purchase of Membership Interests. The risk factors set forth in this Offering Circular, including those in the “Risk Factors” section below, identify important factors that an Investor should consider before investing in the Company. A summary of the some of the risk factors is included below:

1.     The Company depends on the Manager to select its investments and conducts its operations. The fees and expenses payable to the Manager were not determined on an arm’s length basis, therefore, there is no benefit of an arm’s length transactions typically conducted between unrelated parties.

2.     The Company does not have an operating history. The prior performance for the Manager or its affiliated entities do not predict future results for the Company. Therefore, no assurance can be given that the Company will achieve its investment objectives;

3.     National, international and local economic and business conditions that could affect the Company’s business;

4.     Industry developments affecting the Company’s business, financial condition and results of operations;

5.     Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations.

In making an investment decision Investors must rely on their own examination of the Company and the terms of the Offering, including the risks involved. The investment in Membership Interests involves a high degree of risk and Investors should purchase Membership Interests only if they can afford a complete loss of their investment.

OPERATING / MISCELLANEOUS EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the organization of the Company, costs associated with the Offering, operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, foreclosure costs and expenses associated with the foreclosing on any Loans, costs associated with force placed insurance, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate, costs and expenses associated with the disposition of real estate and marketing and sales costs.

The actual amount of the Company expenses may not be determined at this time, as these expenses will be dependent upon the operation of the Company.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

WITHDRAWALS/ REDEMPTIONS

Members will be required to hold their Membership Interests for a minimum of Twelve (12) months before they may request to withdraw from the Company and have their Membership Interests redeemed. Thereafter, a Member may request withdrawal from the Company and give at least Ninety (90) days’ prior written notice to the Manager. The Company will use its best efforts to return capital subject to, among other things, the Company’s then cash flow, financial condition, and prospective investments in assets. Furthermore, any Member requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges (as applicable).

A Member's redemption amount shall be based on the capital account balance with the Company. In requesting for redemption, the Member shall specify the amount the Member requests to withdraw and shall be subject to the Manager's approval. While the Company intends to allow Members to request redemptions on an ongoing basis, the Company has imposed limitations on the amount of individual redemption requests in order to maintain liquidity to satisfy redemption requests without impacting the Company’s ability to invest in Loans and properties. Accordingly, each request for withdrawal or redemption shall be limited to per Member to withdraw the requested amount; provided, however, that the maximum aggregate amount of capital that the Company will return to the Members each fiscal year is limited to Ten Percent (10%) of the total outstanding capital of the Company. Withdrawal requests will be processed by the Company on a first-come, first-served basis.

The above requirements regarding the withdrawal amount and the timing of any specific withdrawal may be modified by the Manager, in its sole and absolute discretion, based on, amongst other things, the Company's current cash flow, the amount of the Company's reserves, and the Company's then-current financial condition. However, in the event that the Company amends, suspends or terminates withdrawals, the Company will file an offering circular supplement and/or Form 1-U, as necessary, and inform Members of such amendment.

The Manager may at any time suspend the withdrawal of funds from the Company, upon the occurrence of any of the following circumstances: (i) whenever, as a result of events, conditions or circumstances beyond the control or responsibility of the Manager or the Company, disposal of the assets of the Company is not reasonably practicable without being detrimental to the interests of the Company or its Members, determined in the sole and absolute discretion of the Manager; or (ii) if the Manager has determined to dissolve the Company. Notice of any suspension will be given within Ten (10) business days from the time the decision was made to suspend distributions to any Member who has submitted a withdrawal request and to whom full payment of the redemption proceeds has not yet been remitted. If a redemption request is not rescinded by a Member following notification of a suspension, the redemption will be effected as of the last day of the calendar month in which the suspension is lifted.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

SUMMARY OF FINANCIAL INFORMATION

The statements of operations data set forth below with respect to the period from November 30, 2020 are derived from, and are qualified by reference to, the audited financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

For the Period of November 30, 2020
Cash and Cash Equivalents	$100
Prepaid Expenses:	$0
Total Assets	$100

PLAN OF DISTRIBUTION

The Company will not utilize an underwriter for the sale of the Membership Interests. The Offering is being conducted on a “best-efforts” basis, which means the principals and officers of the Company will use commercially reasonable best efforts in an attempt to sell the Membership Interests. Such officers will not receive any commission or any other remuneration for these sales. In offering the Membership Interests on behalf of the Company, the principals and officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Membership Interests will be offered and sold directly by the Company, the Manager and the Company’s and Manager’s respective officers and employees. No commissions for selling Membership Interests will be paid to the Company, Manager or the Company’s or Manager’s respective officers or employees. While most Membership Interests are expected to be offered and sold directly by the Company, the Manager and their respective officers and employees, the Company or Manager may also, in limited instances, offer and sell Membership Interests through the services of independent broker/dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions based on the gross proceeds received for the sale of Membership Interests. As of the date of this Offering Circular, the Company or Manager has not engaged any broker-dealer, and has no agreement for paying a broker-dealer commission or fees. In the event the Company enters into an agreement with a licensed broker-dealer, the Company will amend the Offering Circular and other necessary documents, and notify Investors of such engagement. The Company cannot determine the amount of cost or fees it will be for services related to the broker/dealers at this time. The amount and nature of commissions payable to broker/dealers is expected to vary in specific instances. The Investor who is admitted to the Company through such broker/dealer (and not the Company nor the Manager) will be responsible for all such commissions payable to broker/dealers (and such payments may reduce the Investor’s invested capital).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

USE OF PROCEEDS

The Company intends to raise Offering proceeds to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The Fund may also manage, remodel, repair, lease, and/or sell real properties acquired through the Fund’s lending activities, including but not limited to, properties acquired through foreclosure and REOs. (See “Lending Standards and Policies” below).

The net proceeds from this Offering will not be used to compensate or otherwise make payments to officers, directors or Members of the Company, unless and to the extent it is as otherwise stated below. The Offering proceeds raised by the Company and the Manager will be sourced from business conducted per the business plan set forth below.

	Minimum	10%	25%	50%	75%	100%
Gross Proceeds	$1,000	$7,500,000	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Selling Commissions & Fees[1]	$0	$0	$0	$0	$0	$0
Net Proceeds	$1,000	$7,500,000	$18,750,000	$37,500,000	$56,250,000	$75,000,000
Funding Real Estate Loans/Lending Activities	$1,000	$7,490,000	$18,725,000	$37,450,000	$56,175,000	$74,900,000
Legal and Accounting[2]	$-	$10,000	$25,000	$50,000	$75,000	$100,000
Total Use of Proceeds	$1,000	$7,500,000	$18,750,000	$37,500,000	$56,250,000	$75,000,000

1. The Manager and the Company’s and Manager’s respective officers and employees may offer and sell directly to the Investors. No commissions for selling Membership Interests will be paid to the Company, the Manager or the Company’s or Manager’s respective officers or employees.

2. The initial expenses associated with this Offering, including legal and accounting expenses, total approximately Fifty Thousand Dollars ($50,000). The Manager has agreed to advance for all legal costs associated with the organization of the Fund, which may be reimbursed by the Company. In addition, the Company intends to reimburse the Manager for any non-legal organization, marketing expenses, and Offering costs and expenses incurred on behalf of the Company. The Company cannot determine the actual amount of such expenses or cost at this time.

The foregoing represents the Company’s best estimate of the allocation of the proceeds of this Offering based on planned use of funds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment as the Company does not have any agreements with any financers, lender, or banks to borrow money from.

Rule 3a4-1

Generally speaking, Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of the officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of the Company’s officers or directors will be compensated in connection with his participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of the Company’s officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, such officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. The officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

TERMS OF THE OFFERING

This Offering is made to Qualified purchasers to purchase Membership Interests in the Company. The Minimum Investment Amount per Investor is One Thousand Dollars ($1,000). (See “Investor Suitability” below.) While the Offering is still open, Members that have subscribed for at least the Minimum Investment Amount may purchase additional Membership Interests in increments of One Thousand Dollars ($1,000), provided that such additional purchase of Membership Interests complies with Regulation A, Tier II requirements. The Company generally shall not offer fractional Membership Interests for sale, except for Members who seek to reinvest their distributions. The Manager currently does not intend to adjust the price of the Membership Interests. However, in the event the Manager adjust the purchase price of the Membership Interests, the Manager shall update and amend the Offering Circular and other necessary documents to indicate such adjustments.

The Offering will continue until the Company has raised the Maximum Offering Amount or is terminated by the Company, in its sole and absolute discretion. At such time, the Offering will be deemed closed. The Company may, at its sole and absolute discretion, at any time during the period of the Offering, increase or decrease the Minimum Investment Amount or the Maximum Offering Amount.

Notwithstanding the foregoing in “Terms of the Offering”, the Company reserves the right, in its sole and absolute discretion to, at any time, and for any reason or no reason, accept subscriptions in a lesser amount or to require a higher amount or to reject any subscription(s) in whole or in part.

Subscription Agreements; Admission to the Company; Investor Rights prior to Admission

To subscribe with the Company and purchase any Membership Interests, an Investor must meet certain eligibility and suitability standards, some of which are set forth below. (See “Investor Suitability” below.) Additionally, an Investor who wishes to become a Member of the Company must sign and execute a subscription agreement (“Subscription Agreement”) in the form attached hereto as Exhibit 4 (together with a check, or a payment via Automated Clearing House (“ACH”), wire transfer, or a payment card (i.e., credit or debit card), in the amount of the purchase price payable to the Company), which shall be accepted or rejected by the Manager in its sole and absolute discretion. By executing the Subscription Agreement, an Investor makes certain representations and warranties upon which the Manager will rely on in accepting the Investor’s subscription funds. Investors are encouraged to read the Subscription Agreement carefully and in its entirety. INVESTORS SHOULD CAREFULLY READ AND COMPLETE THE SUBSCRIPTION AGREEMENT (WITH POWER OF ATTORNEY AND INVESTOR QUESTIONNAIRE).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

In order to assess each prospective Investor’s suitability as a Member, each Investor’s Subscription Agreement will be accepted or rejected by the Company within Ninety (90) days or sooner of its receipt. In addition, Subscription Agreements are non-cancelable and irrevocable by the Investor and subscription funds are non-refundable, except with the express written consent of the Company and/or as expressly set forth herein or in the Subscription Agreement. If accepted by the Company, an Investor shall become a Member only when the Company deposits the Investor’s contribution into the Company’s Operating Account.

The Manager may reject an Investor’s Subscription Agreement for any reason or no reason at all. If accepted by the Manager, an Investor shall become a Member on the 1st of the month following the month in which the Manager deposits the Investor’s contribution into the Company’s main operating bank account (“Operating Account”). Until then, an Investor’s subscription agreement is non-revocable, and subscription funds shall be held by the Manager and may, at the sole discretion of the Manager, be deposited in a call account (the “Subscription Account”).

After delivery of capital to the Subscription Account but prior to admission as a Member of the Company, the Investor has the right to seek (and receive) his, her, or its funds subject to the procedure provided herein. Specifically, should the process from depositing an Investor’s funds into the Operating Account and admission as a Member take longer than Ninety (90) days, the Investor may request in writing to recover his, her or its investment funds. If, upon receipt of such request in writing, the Manager has not yet admitted the Investor as a Member, then Manager will return the Investor’s funds to the investor and revoke the Subscription Agreement within Ten (10) business days of receipt of such request from the Investor.

Subscription Agreements are non-cancelable and irrevocable by the Investor and subscription funds are non-refundable for any reason, except with the express written consent of the Manager or as expressly set forth herein or in the Subscription Agreement.

Preferred Return; Cash Distributions; Election to Reinvest

Preferred Return

Members will generally be entitled to receive an annualized Preferred Return on their capital account balances, payable after the end of each quarter (and prorated as applicable for the amount of time that a Member was a member of the Company during such quarter). This Preferred Return will be payable prior to any other distributions to Members (however, all expenses and fees other than profit participation will be paid to the Manager and any allocation of income for a loan loss reserve will be made prior to the distribution of the Preferred Return). The Preferred Return for any Member shall be equal to a non-cumulative annualized rate of Seven Percent (7%), calculated and payable on a quarterly basis.

For purposes of illustration only, assume that a Member received the full annualized amount of the Preferred Return for the first quarterly distribution of a fiscal year. In the remaining quarterly period of such fiscal year, if the Company was unable to return to the Member the full annualized amount of the Preferred Return, such amount would not cumulate and compound into the following fiscal year as a Preferred Return distribution owing or required to be distributed to the Member in the succeeding fiscal year. In addition, in this example, if the Company had posted a substantial loss in the second quarterly period, the loss may be large enough such that Members may have received too large a distribution of Preferred Return during the first quarterly distribution period of the fiscal year; in such a case, there is no mechanism for the Company to claw-back or recall excess distributions already made to Members during the earlier part of the fiscal year. All investors should understand that due to differences in timing and amounts of distributions and actual income/losses and profits of the Company, there may be a significant disparity between amounts distributed to Members and their distributable share of income and losses; such amounts and disparities may fluctuate and change from year to year.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Investors should understand that Preferred Returns may fluctuate in accordance with the business and operations of the Company. At the end of the fiscal year, the Company will review all Preferred Returns paid during the year just ended and make ratable adjustments to the Preferred Return distributions paid or payable to Members in order to ensure that Members receive accurate Preferred Return distributions for the annual year in accordance with the intent and provisions of the Operating Agreement and the Offering Circular.

DISTRIBUTIONS OF THE PREFERRED RETURN ARE NOT A GUARANTEED DISTRIBUTION AND ARE SUBJECT TO THE CASH AVAILABILITY OF THE COMPANY. THE MANAGER AND THE COMPANY MAKE NO GUARANTEES, ASSURANCES OR COMMITMENTS TO THE DISTRIBUTION OF ANY RETURNS. THE MANAGER WILL ONLY MAKE DISTRIBUTIONS TO THE EXTENT CASH IS AVAILABLE AND, IN THE SOLE AND ABSOLUTE DISCRETION OF THE MANAGER, AND TO THE EXTENT THAT ANY DISTRIBUTIONS WILL NOT IMPACT THE CONTINUING OPERATIONS OF THE COMPANY.

Cash Distributions

Net Profits shall be distributed to the Members on a quarterly basis as follows: One Hundred Percent (100%) of the Net Profits of the Company shall be distributed to the Members on a pro-rata basis.

“Net Profits” means the Company’s gross income less (1) the Company’s operating expenses (including payment of outstanding debt (if any), administrative costs, legal expenses, and accounting fees); (2) an allocation of income for a loan loss reserve; and (3) payment of the Asset Management Fee and any other fees to the Manager.

More specifically, the Company’s Net Profits shall be distributed as follows:

●	First, to pay the Preferred Return to Members on a pro-rata basis;

●	Second, of the remaining cash, One Hundred Percent (100%) of such cash will be distributed to the Members on a pro-rata basis.

All Cash Distributions will be made on a quarterly basis, in arrears, and distributions to Members shall be prorated as applicable for the amount of time that a Member was a member of the Company during such accounting period.

DISTRIBUTION OF CASH IS NOT GUARANTEED. SUCH DISTRIBUTION SHALL ONLY BE DISTRIBUTED TO THE EXTENT CASH IS AVAILABLE AND PROVIDED THAT THE QUARTERLY DISTRIBUTIONS WILL NOT IMPACT THE CONTINUING OPERATIONS OF THE COMPANY, SUBJECT TO THE SOLE AND ABSOLUTE DISCRETION OF THE MANAGER.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Election to Reinvest

Each Member has the option of receiving cash distributions for his, her or its share of the earnings of the Company (including any Preferred Return) that is payable to the Member, or having such amount(s) credited to his, her or its capital accounts and reinvested in the Company at the price of One Thousand Dollars ($1,000) per Membership Interests. Fractional interests of Membership Interests may be purchased by the Member for reinvestment purposes. For example, if the Company allocated One Hundred Dollars ($100) to a Member for distribution, and the Member had elected to reinvest such distributions, the Member may reinvest and purchase One-Tenth of One (1/10th of 1) Membership Interest. Upon reinvestment, the capital account of the Member will be increased to reflect the additional purchase of Membership Interests. Notwithstanding the foregoing, the Manager reserves the right to commence making cash distributions at any time to any Member(s), including (i) in order for the Company to remain exempt from the ERISA plan asset regulations, (ii) if the Maximum Offering Amount has been raised, or (iii) otherwise required under Tier II of the Regulation A. (See “ERISA Considerations” and “Summary of the Operating Agreement” below)

Members must select at the time of subscription to receive cash or reinvest all of their quarterly income distributions including their Preferred Returns. If no election is made, then the quarterly income distribution will be automatically reinvested into the Company to purchase additional Membership Interests. No partial reinvestment is permitted.

Reinvestments will be allowed to the extent that the Offering is qualified with the SEC and provided that such reinvestments do not exceed the offering amount that may be sold in any given Twelve (12) month period in accordance with Regulation A, Tier II requirements.

Members may change their election at any time upon Thirty (30) days written notice to the Company. Upon receipt and after the Thirty (30) day notice has occurred, the Member’s selection shall be changed and reflected on the following first day of the month in which the Member is entitled to receive a distribution. Notwithstanding the preceding sentences, the Manager may at any time immediately commence with income distributions in cash only (hence, suspending the reinvestment option for such Member(s)) to any Member(s), including, (i) in order for the Company to remain exempt from the ERISA plan asset regulations, (ii) the Maximum Offering Amount has been raised; or (iii) otherwise required under Tier II of the Regulation A. (See “ERISA Considerations” and “Summary of the Operating Agreement” below).

This investment is appropriate only for Investors who have no need for immediate liquidity in their investments and who have adequate means of providing for their current financial needs, obligations and contingencies, even if such investment results in a total loss. Investment in the Membership Interests involves a high degree of risk and is suitable only for an investor whose business and investment experience, either alone or together with a purchaser representative, renders the investor capable of evaluating each and every risk of the proposed investment. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE ENTIRE “RISK FACTORS” SECTION OF THIS OFFERING CIRCULAR.

Maximum Offering

The Maximum Offering Amount of this Offering Circular is Seventy-Five Million Dollars ($75,000,000), subject to qualification by the SEC of a post-qualification amendment. The Company may, at its sole and absolute discretion, at any time during the period of the Offering, increase or decrease the Maximum Offering Amount or the Minimum Investment Amount.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The maximum gross proceeds will be the Maximum Offering Amount which will comprise, subject to adjustments as described elsewhere in this Offering Circular, the total equity capitalization of the Company. This Offering may, however, be terminated at the sole option of the Manager at any time and for any reason (or no reason) before the Maximum Offering Amount is received.

Transfer Agent and Registrar

As of the date of this Offering Circular, the Company has not engaged a transfer agent, and does not intend to engage a transfer agent until such time as the Company is required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as applicable, or the Exchange Act.

INVESTOR SUITABILITY AND LIMITATIONS

The Membership Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Act). “Qualified purchasers” include:

(i) “accredited investors” under Rule 501(a) of Regulation D (as explained below); and

(ii) all other Investors so long as their investment in the Membership Interests does not represent more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth (for natural persons), or Ten Percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Membership Interests are offered hereby and sold to Investors that meet one of the categories (i.e., Accredited Investors and Investors whose investment in the Membership Interests does not represent more than Ten Percent (10%) of the applicable amount).

To qualify as an “Accredited Investor”, for purposes of satisfying one of the tests in the “qualified purchaser” definition, an Investor must meet ONE of the following conditions:

(i) Any natural person who had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and who has a reasonable expectation of reaching the same income level in the current year;

(ii) Any natural person whose individual net worth or joint net worth, with that person’s spouse or spousal equivalent, at the time of their purchase exceeds One Million Dollars ($1,000,000) (excluding the value of such person’s primary residence);

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

(iii) A natural person holding one or more professional certifications or designations administered by the Financial Regulatory Authority, Inc., and in good standing: the Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), and Licensed Private Securities Offering Representative (Series 82);

(iv) A natural person holding, and in good standing, of one or more professional certifications or designations or other credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status;

(v) A natural persons who is considered a “knowledgeable employee” of a private fund as defined by Rule 3c-5(a)(4) under the Investment Company Act of 1940, including trustees and advisory board members, or person serving in a similar capacity of a fund relying on an exemption under Investment Company Act of 1940 Section 3(c)(1) or 3(c)(7), or an affiliated person of the fund that oversees the fund’s investments, and employees of the private fund (other than employees performing solely clerical, secretarial, or administrative functions);

(vi) Any family office, as defined in rule 202(a)(11)(G)-1under the Investment Advisers Act of 1940: with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risk of the prospective investment;

(vii) Any family client, as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii);

(viii) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of Five Million Dollars ($5,000,000); any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of Five Million Dollars ($5,000,000) or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ix) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

(x) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of Five Million Dollars ($5,000,000);

(xi) Any director or executive officer, or Fund of the issuer of the securities being sold, or any director, executive officer, or Fund of a Fund of that issuer;

(xii) Any trust, with total assets in excess of Five Million Dollars ($5,000,000), not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code;

(xiii) Any entity not listed above which was not formed for the specific purpose of acquiring the securities offered, owning investments in excess of Five Million Dollars ($5,000,000); or

(xiv) Any entity in which all the equity owners are accredited investors as defined above.

For Investors who are not Accredited Investors, there are limitations on the aggregate purchase price of Membership Interests that may be paid by the Investor which is not more than Ten percent (10%) of the greater of such Investor’s:

(i) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchaser determined as provided in Rule 501); or

(ii) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person.

Annual income and net worth should be calculated as provided in the Accredited Investor definition under Rule 501 of Regulation D, as explained above. In particular, net worth in all cases should be calculated excluding the value of an Investor’s home, home furnishings and automobiles.

DESCRIPTION OF THE BUSINESS OF THE COMPANY

The Company will primarily use the Offering proceeds to fund the Company’s investments in Loans. The Company will seek opportunities to fund deals in Loans by advertising its services as a private lender in the market. In the event a Loan is paid off early by a borrower, the Company intends to redeploy those proceeds into funding new Loans. If a Loan is paid off early and there are no new Loans the Company can redeploy the capital into within a reasonable time period, the Company may redeem Membership Interests, at its discretion. The Company will do this to reduce its expenses when necessary but does not anticipate this happening very often.

The Company will fund a wide variety of Loan products, while many of the products are not of a conventional nature, the Loans must meet the standards set forth in the “Lending Standards and Policies” section below. The Company will primarily fund and/or otherwise acquire Loans secured by non-owner occupied residential and commercial property. (See “Lending Standards and Policies” below.)

Sources of income to the Company will come from the interest and fees charged to borrowers on the Loans, as well as from the sale of any properties acquired by the Company for rehabilitation and/or resale. All Loans will be owned by the Company and all revenue received from the Loans and investments in properties shall be distributed into the Company, less applicable fees to the Manager. (See “Manager’s Compensation” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

LENDING STANDARDS AND POLICIES

General Standards for Mortgage Loans

The Company will use the proceeds from this Offering to make, purchase, originate, fund, acquire and/or otherwise sell loans secured by interests in real or personal property located throughout the United States. The value and balance of Loans or properties will not be guaranteed by any governmental agency or private entity but may be guaranteed by affiliates and associates of the underlying borrowers.

The Company will select Loans according to the standards provided below:

1. Lien Priority. Loans will be secured by senior or junior deeds of trust or mortgages that are first or second lien positions. The Fund may also fund loans secured by (a) personal or corporate guaranties, (b) a pledge of the ownership interest in the borrowing entity (“Mezzanine Loans”), (c) a preferred equity interest in the borrowing entity (“Preferred Equity”)the Loan-to-Value ratios in Section 8 below are met.

2. Location of Real Property Securing the Loans. The deeds of trusts and mortgages will be secured by real property across the United States.

3. Loan Types. The Company will arrange business and commercial purpose loans. The Company will not make any consumer loans or transactions (i.e. personal, family or household loans). All properties must be non-owner occupied at the time of funding and for the duration of the Loan.

4. Types of Properties Securing the Loans. Investment in Loans may involve underlying assets of real property that will primarily consist of non-owner-occupied residential properties. Investments may also involve underlying assets of real property that will include short term residential properties, buildable lots, and commercial properties.

5. State Licensing Requirements. The Company will obtain a mortgage lending license in states where it intends to operate and require a mortgage lending license to originate and/or otherwise fund a Loan. Lending licensing requirements will vary from state to state. If required by a state, the Company will obtain all licenses prior to making or funding a Loan. To the extent that the Company is not able to obtain a license, the Company will not make and/or otherwise fund Loans in any states where it is not properly licensed as a mortgage lender (or the state’s equivalent thereof).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

6. Loan-to-Value Ratio. A Loan from the Company will generally not exceed the Loan-to-Value percentage ratios set forth below. The Loan-to-Value ratio is calculated by taking the amount of the Company’s loan combined with the amount of outstanding debt secured by other liens on the property, dividing that by the value of the real property securing the deed of trust or mortgage and multiplying that figure by One Hundred (100) to come to a percentage. “Value” shall be determined by an independent certified appraiser or non-certified appraiser doing an appraisal on the real property or the Manager or commercial or residential real estate broker giving his, her, or its opinion of value of the real property. Notwithstanding the foregoing, the Company may exceed the below stated Loan-to-Value ratios if the Manager determines in its sole business judgment that a higher Loan amount is warranted by the circumstances of that particular loan, such as being able to secure multiple properties, called “cross-collateralization”, personal guaranties, prior loan history with the borrower, market conditions, if mortgage insurance is obtained, or other compensating factors that would support the Manager in making its decision in the best interest of the Company.

The Company plans to routinely re-evaluate the portfolio and Loan-to-Value ratio maximums set forth herein and may revise the Loan-to-Value ratio maximums at any time if it considers it to be in its best interests. Subject to the specific ratios set forth below, the Company will maintain a weighted Loan-to-Value ratio of no more than Seventy-Five Percent (75%). The value of the property will be calculated on an “after completion” or post-rehabilitation basis. Prospective investors should carefully evaluate and understand that calculation of the ration using such “after completion” values exposes the Loans to additional risks in the event that the rehabilitation is not completed, or the value of the rehabilitation is not timely or ultimately achieved.

Type of Real Property Securing loan	Target and Maximum LTV Ratios
Single Family Residential and 1-to-4 Units (commercial loans only)	Target: 60%; Maximum: 75%
Commercial properties (including apartments, stores, office buildings, and others)	Target: 60%; Maximum: 75%
Buildable Lots	Target: 40%; Maximum: 50%
Residential Short Term (12 months or less) Fix and Flip	Target: 60%; Maximum: 75%

In general, the Company will seek to maintain a weighted Loan-to-Value ratio for the Company of approximately Sixty Percent (60%); provided that the maximum Loan-to-Value ratio for the Company shall not exceed Seventy-Five Percent (75%), unless the Manager determines in its sole discretion that it is in the best interests of the Company to exceed such ratio in any single or multiple instances.

The foregoing Loan-to-Value ratios do not apply to purchase-money financing offered by the Company. Examples of these types of loans may be, but are not limited to, real estate owned by the Company whereby the Company decides to sell the property and carry back a loan on the property to make it cash flow positive.

7. Terms of Loans. The terms of the Company loans will vary. Loans generally have a term between Twelve (12) months and Thirty-Six (36) months. Notwithstanding the foregoing, loans may be shorter or longer in term if the Company decides, in its sole discretion, it is in the best interests of the Company. Many loans that the Company will originate or acquire may provide for interest-only payments followed by a balloon payment at the end of the term. For risk hedging purpose, borrowers may be required to make principal and interest payments. At the end of the term, the Company will require the borrower to pay the loan in full, to refinance the loan, or to sell the real property to pay back the loan. The Company may allow Six to Twelve (6-12) month extensions for a fee paid by Company borrowers. Finally, the Company may also charge exit fees on Loans based on the existing Loan balance at maturity. These exit fees may range from Zero Percent (0%) to Ten Percent (10%) of the remaining Loan balance at maturity.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

8. Title Insurance. Satisfactory title insurance coverage will be obtained for all loans and will usually be paid by the borrower. The title insurance policy will name the Company as the insured and provide title insurance in an amount not less than the principal amount of the loan unless there are multiple forms of security for the loan, in which case the Manager shall use its sole business judgment in determining whether and to what extent title insurance shall be required. Title insurance insures only the validity and priority of the Company’s deed of trust or mortgage, and does not insure the Company against loss from other causes, such as diminution in the value of the secured property, loan defaults, and other such losses.

9. Fire and Casualty Insurance. Satisfactory fire and casualty insurance will be obtained for all improved real property loans which insurance will name the Company as its loss payee in the amount equal to the improvements on the real property. (See “Business Risks – Uninsured Losses” below.)

10. Mortgage Insurance. The Manager does not intend to, but may if the property otherwise qualifies, arrange for mortgage insurance, which would afford some protection against loss if the Company foreclosed on a loan and there existed insufficient equity in the security property to repay all sums owed.

11. Acquiring Loans from Third Parties. The Company may acquire Loans and/or notes secured by non-owner occupied real estate that were originated and funded by a third party. In the event the Company acquires loans from other third parties, the Company will receive assignments of all beneficial interest in any Loans purchased.

12. Fractionalized Interests in Loans. The Company may also participate in Loans with other lenders (including other businesses organized by business partners or Affiliates of the Company), by providing funds for or purchasing a fractional undivided interest in a loan meeting the requirements set forth above.

13. Non-Performing Loans. The Company may, when commercially reasonable, purchase, take back, receive, or otherwise acquire non-performing loans secured by real property located throughout the United States (“Nonperforming Notes” or “NPNs”). Nonperforming Notes are typically loans that are in default, behind in payments, or secured by properties that have little-to-no-equity remaining due to devaluation or excessive leverage. The Company’s primary intent, as it pertains to Nonperforming Notes, is to acquire the Nonperforming Notes at a discount, and subsequently refinance, modify, or otherwise reform the Nonperforming Notes to become performing Notes. Alternatively, the Company may also foreclose and/or acquire the properties securing the Nonperforming Notes, using the general standards and criteria set forth below. The Company will use an opportunistic investment strategy to identify and invest in Nonperforming Notes, unless the Manager, in its sole and absolute discretion, determines it is no longer in the best interests of the Company.

14. Equity Participation and Mezzanine Positions. The Company may fund Mezzanine loans as an alternative to loans secured by real property. Generally, a Mezzanine loan is a type of subordinate real estate financing that is secured by a pledge of One Hundred Percent (100%) of the equity ownership interests in the entity that owns the real property. The Company may also make loans where it agrees to participate in the equity of the property securing the loan made by the Company. Such equity participation may include, but is not limited to, sharing in the proceeds from the sale price of the property or properties securing the loan, or including additional exit fees upon loan repayment.

15. Sale of Loans. The Company may invest in loans for the purpose of reselling such loans in the course of business. The Company may sell loans, or fractional interests in such loans, when the Manager determines (in its sole and absolute discretion) that it appears to be advantageous for the Company to do so, based upon the current interest rates, the length of time that the loan has been held by the Fund and the overall investment objectives of the Company. (See “Risk Factors – Investment Risks” below).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

16. Purchase of Loans. The Company may purchase loans from a third-party, the Manager or Affiliates so long as it meets the lending requirements set forth above.

17. Property Acquisition. Properties acquired by the Company will be acquired through the Company’s lending activities, including but not limited to, properties acquired as a result of a borrower defaulting on a Loan. The Company may establish limited liability companies that are wholly owned subsidiaries of the Company to own and hold title of a property which the Company has acquired and intends to improve, rent, and/or sell. These wholly owned subsidiaries will be single purpose entities (“SPE”) created solely for the purpose of owning, improving, renting and/or selling the properties the Company acquires. The Manager shall serve as the sole manager of these SPEs.

18. Foreclosure. Statutory guidelines for foreclosures in each state are to be followed by the Manager until the underlying property is liquidated and/or the account is brought current. Any costs of this process are to be posted to the borrower’s account for reimbursement to Company. If a Loan is completely foreclosed upon and the property reverts back to the Company, the Company will be responsible for paying the costs and fees associated with the foreclosure process, maintenance and repair of the property, service of senior liens and resale expenses.

Credit Evaluations

The Manager will consider the income level and general creditworthiness of a borrower to determine his, her or its ability to repay the Loan according to its terms in addition to considering the Loan-to-value ratios described above and secondary sources of security for repayment. The Company may acquire loans made to borrowers who are in default under other obligations (e.g., to consolidate their debts) or who do not have sources of income that would be sufficient to qualify for loans from other lenders such as banks or savings and loan associations.

Loan Servicing

At its sole election, the Manager may service the loans or appoint an Affiliate to service the loans or retain the services third-party loan servicer at any time for any reason (or no reason). The servicer, whether a third party or the Manager or its Affiliate, shall be herein referred to as the “Servicer.” The Servicer will be compensated by the borrowers and/or Company for such loan servicing activities, as agreed upon by the Manager and Servicer. To the extent applicable, the Manager will oversee the activities and performance of the Servicer.  (See “The Manager” below).

Borrowers will make loan payments in arrears (i.e., with respect to the preceding month) and will be instructed to send their loan payments either to the Manager or to the Servicer (as applicable) for deposit in the respective party’s trust account.

Sale of Loans

The Company may sell mortgage Loans, or fractional interests in such Loans, when the Manager determines (in its sole and absolute discretion) that it appears to be advantageous for the Company to do so, based upon then current interest rates, the length of time that the loan has been held by the Company, the Company’s investment portfolio, and the overall investment objectives of the Company.

Borrowing/Note Hypothecation

The Company may borrow funds for the purpose of making and purchasing Loans and may assign all or a portion of its Loan portfolio as security for such loan(s). The Company anticipates engaging in this type of transaction when the interest rate at which the Company can borrow funds is significantly less than the rate that can be earned by the Company on its loans, giving the Company the opportunity to earn a profit as a “spread.” Such a transaction involves certain elements of risk and also entails possible adverse tax consequences. (See herein “Risk Factors”, “Income Tax Considerations”, and “ERISA Considerations” below.) The Company may also in its sole discretion elect to finance the Company's investments with borrowed funds.

Leveraging the Company

The Company may borrow funds from a third party lender to fund investments in loans. These loans would be secured by the Loans held by the Company. Leveraging involves additional risks that are detailed later in this Offering Circular. (See “Risk Factors – Business Risks – Risks of Leveraging the Company” below.)

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

MANAGER’S ANALYSIS AND DISCUSSION OF THE FINANCIAL CONDITION AND PLAN OF OPERATIONS

The Manager’s Discussion and Analysis may contain forward-looking statements. Investors should not place undue reliance on forward-looking statements, and should consider carefully the statements made in “Risk Factors” and elsewhere in this Offering Circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in the Company’s forward-looking statements, and that could materially and adversely affect the Company’s business, operating results and financial condition.

The Manager’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Offering Circular.

Overview

The Company is a newly formed company formed on September 30, 2020 and has a limited operating history. In order to execute the plan of operations, the Company will require varying amounts of capital based on the Loans and/or properties the Company intends to fund or acquire. The Company intends to continuously offer Membership Interests to Investors on an ongoing basis to operate is business plan. (See “Lending Standards” above.)

Operating History of the Company

The Company has limited operating history and has not yet earned any revenues, which may make it difficult for potential Investors to evaluate the Company’s business and assess the future viability and prospects of the Company. The Company, at this time, has limited assets and resources. In addition, the Manager provides the Company with management and administrative services, as well as services relating to other support operations, administration, and accounting.

Results of Operations

As of the date of this Offering Circular, the Company has not commenced operations. Having not commenced active operations, the Manager is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting the commercial and residential real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

As of the date of this Offering Circular, the Company is in the earliest stages of development and its cash balance is One Hundred Dollars ($100). The Manager intends to contribute capital to the Company but is not obligated to do so. The Manager may contribute up to Five Million Dollars ($5,000,000) to purchase the Membership Interests. The Company will likely have liquidity problems if it cannot raise sufficient funds to operate. In addition, in order to execute the plan of operations, the Company will require varying amounts of capital based on the Loans and/or properties the Company intends to fund or acquire. The Company intends to continuously offer Membership Interests to Investors on an as needed basis to operate its business plan.

The Company will receive income from the Loans it makes in the form of interest and fees, and in some situations profit sharing in certain equity transactions. A loss reserve may be maintained by the Company, as determined by the Manager, in its sole and absolute discretion.

Off-balance Sheet Arrangements

None.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the date of this Offering Circular Membership Interests have only been issued to the Manager. Upon admission of additional Members, the Manager may withdraw as a Member of the Company, but shall continue to serve as Manager.

KEY PERSONNEL

The Manager of the Company is LK Advisors, Inc. The Manager was formed under the laws of California on February 27, 2019. The Manager will manage and direct the affairs of the Company. The principals, officers, and directors of the Manager, and their biographies, are as follows:

Barry Levenson, Chief Executive Officer

Mr. Levenson is a visionary leader and strategist with deep expertise in financial services and a demonstrated ability to achieve high-growth objectives. He is a proven builder of successful companies with over thirty years of hands-on experience in fast-growth organizations.

Since August 2013, he was the CEO and a founding officer of both Gavilan Capital and, where he started and grew very successful funds worth over $300 million, raised over $100 million in Investor equity, and purchased over 30 multi-family properties. To date, these funds continue to perform well, and have consistently made payments to its investors. Prior to Strategic Holdings, Mr. Levenson was a Managing Director at PennyMac from May 2008 to August 2013. PennyMac originally purchased large pools of mortgage notes from financial institutions and is now the largest correspondent lender in the country.

During August 2001 to May 2008, Mr. Levenson co-founded Countrywide Bank (a division of publicly traded Countrywide Financial, later acquired by Bank of America), where Mr. Levenson helped establish the start-up bank as the fastest organically growing depository in the history of U.S. banking, achieving a rank of the eleventh largest national bank in the United States and responsible for a third of Countrywide Financials' pretax income. Among other things, he was responsible for scaling deposit production from zero to over $10 billion annually with an overall annualized efficiency of 4 basis points; while amassing a 750,000-customer deposit and loan portfolio.

From August 2001 to May 2008, Mr. Levenson has been a Chief Officer of several companies including Move/Realtor/Apartments.com and Stern Marketing Group (acquired by NewGround), where he launched Ameritrade and Telebanc and was a Senior Consultant in the Real Estate Consulting Group at Deloitte Consulting.

Mr. Levenson is a board member of the Ziman Center for Real Estate at UCLA, has been a board member of BAI (Bank Administration Institute), the Haas Business School at UC Berkeley, and the National Literacy Network; has been a featured speaker at BAI, ABA, and UW Graduate School of Banking; and interviewed by CNN, Bloomberg, USA Today, Fund Marketing Alert, Advertising News, US Banker and others.

He earned an MBA from the Anderson Graduate School of Management, UCLA in Finance, Marketing, and Entrepreneurship and a BS from the Haas Business School at UC Berkeley, in Finance and Real Estate. While at UC Berkeley, he co-founded the Cal Berkeley Federal Credit Union.

Paul L. Kessler, Chairman

Mr. Kessler is recognized as an active deep value investor, financier, and venture capitalist. Over his 30-year investment career, he has amassed extensive experience with emerging growth companies, both public and private, which, for a variety of factors, trade below their fundamental value. When select opportunities arise, Mrs. Kessler will lead activist efforts with both company boards and executives focused on corporate governance and oversight, strategy, and alignment of interests with shareholders. He is well-versed at identifying deep value activist opportunities in a variety of industries including biotechnology, technology, energy, education and consumer products. He has broad experience in operations and finance, actively sourcing and identifying investment opportunities, and negotiating, structuring and re-structuring investment transactions. Mr. Kessler has guided and overseen over 650 investment transactions, whether as lead, co-lead, or syndicate investor, including mergers, acquisitions, divestitures, venture capital, private equity, re-structuring and other capital market activities. Mr. Kessler’s vast networks of relationships have consistently provided the Fund with excellent investment opportunities.

Since 1990, his investments have focused on emerging growth public companies, private companies on the path to becoming public, and a select group of distressed companies (acting as either the Stalking Horse bidder or DIP lender).  As an investor he has invested, provided seed capital, and/or founded numerous successful companies including Cheniere Energy, Inc., Iovance Biotherapeutics, Inc., Cantango Oil and Gas Company, The Los Angeles Film School, Allis-Chalmers Energy Inc., Intercept Pharmaceuticals, Inc., Octa Therapeutics, Genspera, Inc., Research Solutions, Inc., Wizard World, Inc., Energous Corporation, Tellurian Inc., Bristol Luxury Group, Sugarfina, to name a few.  Additionally, Mr. Kessler co-founded Start Engine, LLC, which at the time of its founding was the largest technology incubator in Los Angeles, having launched over 50 technology companies, and is now a leading equity-based crowdfunding platform.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Mr. Kessler has been a guest speaker on the subject of financing emerging growth public companies at a variety of forums, including The Pipe's Conference, Los Angeles Venture Association (LAVA), Wall Street Reporter's Pipe Conference, UCLA Anderson School of Management, and Pepperdine University's Graziadio School of Business and Management.  He has attended courses at various colleges and universities, including Harvard Business School's Executive Education Program and UCLA's Extension Program. Mr. Kessler has passed the Series 65 Uniform Investment Advisor Examination.

Diana Derycz-Kessler, Director

Ms. Derycz-Kessler has an extensive background in law, business and finance. She has been investing in private and public companies since January 2000, including as a principal of Bristol Capital Advisors, LLC, an investment advisory firm in Los Angeles.

Her investments span a variety of sectors, including real estate, oil and gas, biotechnology, technology and education. She has assumed active operational roles related to her investments, such as overseeing commercial property partnerships; manager and special counsel to Bristol Capital Advisors, LLC; and a 17-year tenure building the media arts college Los Angeles Film School as its CEO and President. She has also developed residential real estate. Currently Ms. Derycz-Kessler is a director of Tellurian, Inc. (NASDAQ:TELL), a natural gas company primed to provide low cost gas globally through production, liquefaction, transport and logistics.

Ms. Derycz-Kessler's early career began as a lawyer in New York. Subsequently she joined Occidental Petroleum Corporation, overseeing legal for its Latin American exploration and production properties. From 2016-2018, Ms. Derycz-Kessler was a partner in UNESCO's TeachHer program, a private-public sector partnership bridging the global gender gap in education.

Ms. Derycz-Kessler earned her J.D. from Harvard Law School, and her master's degree from Stanford University. She earned her Bachelor of Arts degree from the University of California, Los Angeles (UCLA) with a double major in History and Latin American Studies.

Managers / Directors / Executive Officers / Significant Employees Information

Name	Position	Age	Term of Office	Approximate Hours Per Week
Barry Levenson	Chief Executive Officer and Director	55	January 2019	40
Paul L. Kessler	Chairman	60	January 2019	40
Amy Wang	Chief Operations Officer and General Counsel	47	January 2019	40
Diana Derycz-Kessler	Director	55	January 2019	40

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which Compensation was Received [1]	Cash Compensation	Other Compensation	Total Compensation [2]
Barry Levenson	Chief Executive Officer and Director	$0	$0	$0
Paul L. Kessler	Chairman	$0	$0	$0
Amy Wang	Chief Operations Officer and General Counsel	$0	$0	$0
Diana Derycz-Kessler	Director	$0	$0	$0

1 The Company has no officers or directors. It is managed solely by LK Advisors, Inc. The Company is a newly formed entity with no operating history. For these reasons, the Manager has yet to receive any compensation from the Company.

2 No portion of the officer’s compensation was paid from or will be paid from the income generated by the Company. The Company will not directly pay any compensation to the officers of the Manager.

PRIOR PERFORMANCE SUMMARY

The information presented in this section, and the Index to Financial Statements below, represents the historical operating results for the Company’s Manager and sponsor, LK Advisors Inc., a California corporation. The Manager has prior experience in managing LK Secured Lending, LLC. Investors in the Company should not assume that they will experience returns, if any, comparable to those experienced by the investors in the LK Secured Lending, LLC. Members of the Company will not acquire any ownership interests in LK Secured Lending, LLC from this Offering.

As stated above, the Members will receive their returns on their investments derived from the Company’s business operations. Although LK Secured Lending, LLC’s business objectives may be similar to that of the Company’s objectives, the Company’s portfolio may not mirror the portfolio of LK Secured Lending, LLC. Investors should also acknowledge that any past performance of the sponsor or LK Secured Lending, LLC described below will be indicative of any of the Company’s future performances.

Overview of the Manager and LK Secured Lending, LLC

The Manager was formed under the laws of California on February 27, 2019, that manages and sponsors LK Secured Lending, LLC. LK Secured Lending, LLC, formerly operating under the name PiMac Mortgage Fund, LLC, relies on Rule 506(c) of Regulation D of the Securities Act in order to raise capital from Accredited Investors only. The capital raise is ongoing and remains open.

LK Secured Lending, LLC and the Company are two separate investment vehicles but are affiliates to one another as they are controlled and managed by LK Advisors, Inc. However, LK Secured Lending, LLC has similar investment objectives to that of the Company’s objectives. LK Secured Lending, LLC was formed for the purpose of making loans to the general public, and acquiring existing loans, primarily secured by deeds of trust and mortgages on real estate throughout the United States. The Fund will target residential business purpose loans such as fix and flip loans, rental property loans, multi-family loans, commercial loans, industrial loans, entitled land loans, mezzanine loans and secured lines of credit for business purposes. The objective of the Fund is to generate steady cash returns, not capital appreciation from holding and operating real estate assets.

As of November 30, 2020 the total offering raise for LK Secured Lending, LLC was $11,640,000 with a total number of accredited investors at 14. The sponsor and/or its affiliates are responsible for origination, due diligence, structuring, closing, acquiring, and asset management of all real property acquisition and loans made under LK Secured Lending, LLC.

As of November 30, 2020, our sponsor had originated, funded, purchased, made, or otherwise invested in approximately 6 real estate loans with aggregate asset value of approximately $12,715,000, consisting primarily of loans secured by real properties. The portfolios included in LK Secured Lending, LLC are diversified by investment size, property type and geographic region. The loans originated by LK Secured Lending, LLC are performing, as of November 30, 2020.

Please see the tables under “Prior Performance Tables” in Index to Financial Statements herein.

Description of the Tables:

The following tables are included herein:

Table I – Not Applicable

Table II – Compensation to Sponsor

Table III – Not Applicable

Table IV – Not Applicable

Table V – Not Applicable

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

PRIOR PERFORMANCE TABLES

TABLE II COMPENSATION TO SPONSOR

(UNAUDITED)

Table II presents information showing the compensation paid to LK Advisors, Inc. from fees received by borrowers and/or LK Secured Lending, LLC. The information is from inception date until November 30, 2020.

LK Secured Lending, LLC
Date original offering commenced	04/23/2019
Dollar amount raised	$11,640,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	0
Acquisition fees	0
Real estate commissions	0
Advisory fees	0
Other	0
Other	0
Amounts paid to sponsor from operations:

Origination fees [a]	280,437.50
Asset management fees [b]	$27,159.91
Property management fees	0
Reimbursements	0
Profits (performance fees)	0
Loan servicing fees	0
Evaluation/ Processing Fee [c]	11,475.00
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	0
Notes	0
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	0
Incentive fees	0
Other	0

[a] This number is comprised of total origination fees paid by third party borrowers to LK Advisors, Inc., as of November 30 2020.

[b] This number is comprised of asset management fee paid by members of LK Secured Lending, LLC, as of November 30, 2020.

[c] This number is comprised of total evaluation and/or processing fee in connection with the origination of loans paid to the Manager as of November 30, 2020.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

MANAGER’S COMPENSATION

The following discussion summarizes some important areas of compensation to be received by the Manager. If the Manager defers or assigns to the Company any of their respective compensation, the Manager will be entitled to recover same at a later time within the same calendar year only. Notwithstanding the foregoing, the Manager has no obligation to waive, defer, or assign to the Company any portion of such compensation at any time.

Form of Compensation	Estimated Amount or Method of Compensation
ASSET MANAGEMENT FEE

The Manager shall earn an asset management fee (“Asset Management Fee”) equal to an annualized One Percent (1%) of the Assets Under Management, calculated and payable monthly.

As used herein, “Assets Under Management” means the total Fund assets, including notes (at book value), real estate owned (at the lower of cost or fair market value), accounts receivable, advances made to protect loan security, unamortized organizational expenses, cash and any other Fund assets. The Asset Management Fee will typically be paid on the last day of each calendar month with respect to the Assets Under Management as of last day of such month.

The total amount of Asset Management Fee cannot be determined at this time as it depends on the total amount of Assets Under Management, which are primarily dependent upon the proceeds the Company raises pursuant to this Offering.

ORIGINATION AND LENDER DISCOUNT POINTS

Loan origination fees, exit fees, and lender discount points are generally collected from borrowers, by the Manager, on behalf of the Fund. Such fees and points average (in the aggregate) between One and Ten Percent (1-10%) but could be as low as Zero Percent (0%) or as high as Fifteen Percent (15%) depending on market conditions.

One Hundred Percent (100%) of the loan origination fees, exit fees, and lender discount points shall be payable to the Manager.

The actual amount of the loan origination fees, exit fees, and lender discount points cannot be quantified at this time as they are dependent upon the amount and number of loans originated or otherwise transacted within the Company.

PURCHASE OF EXISTING LOANS

When the Fund purchases an existing loan (or pool of loans) from a third party, the Manager will be paid a fee comparable to a loan origination fee.

The actual amount of the fees with respect to purchase of existing loan (or pool of loans) cannot be quantified at this time.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

LOAN SERVICING FEE

Loan servicing fees shall be calculated as an expense to the Fund. At its sole election, the Manager may service the loans or appoint an affiliate (“Affiliate”) to service the loan or retain the services of a third-party loan servicer at any time for any reason (or no reason). The servicer, whether a third party or the Manager or its Affiliate, shall be herein referred to as the “Servicer.” The Servicer will be compensated by the borrowers and/or Company for such loan servicing activities, as agreed upon by the Manager and Servicer. To the extent applicable, the Manager will oversee the activities and performance of the Servicer. The Servicer may elect to charge a loan servicing fee of up to but not to exceed the following:

One-Twelfth of One-Half of One Percent (1/12th of 0.5%) of the principal amount of each Fund loan, payable on a monthly basis (i.e., 0.5% per year).

This fee shall be collected monthly from the payments received by the Fund from the borrowers. Notwithstanding the foregoing, the loan servicing fee may vary from loan to loan. The Fund cannot determine the loan servicing fee at this time, as it depends on the number and amount of loans being serviced.

LOAN EXTENSION AND MODIFICATION FEES PAYABLE BY BORROWER

Loan extension and modification fees are collected from borrowers by the Manager. Such fees are typically between One and Three Percent (1-3%) of the original loan amount, but could be higher or lower depending on market rates and conditions. Such fees shall be payable to the Manager.

The Company cannot determine the loan extension and modification fee at this time, as these fees are dependent upon the amount and number of loans being extended and/or modified.

LOAN PROCESSING, LOAN DOCUMENTATION AND OTHER SIMILAR FEES PAYABLE BY BORROWER

Loan processing, documentation, underwriting, escrow, disbursement, warehousing, administration, and other similar fees are collected from the borrower and payable to the Manager at prevailing industry rates as part of the Manager's compensation.

The Company cannot determine these fees, as these fees are dependent upon the amount and number of loans being originated or otherwise transacted.

OTHER LOAN FEES PAYABLE BY BORROWER

All other fees paid by borrowers on account of the Fund loans will be retained by the Fund. All other fees include, but are not limited to, all forbearance fees, late fees, late charges, collection fees, prepayment penalties, default interest, and all other similarly-related fees incurred by borrowers (including, but not limited to, other fees authorized by loan documents for work performed regarding the subject loan).

The actual amount of other loan fees stated herein cannot be determined at this time.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

REAL ESTATE COMMISSIONS

The Manager or its Affiliates may earn real estate commissions to list and sell real estate that the Fund has acquired through foreclosure or otherwise. The Manager or its Affiliates may generally earn up to Six Percent (6%) for such a sale. The Manager may retain the services of a third party real estate broker to sell such property, which will be considered an expense to the Fund.

The actual amount of real estate commissions cannot be determined at this time, as these commissions are dependent upon the number of properties being sold by the Company.

PROPERTY MANAGEMENT FEE

The Manager shall be entitled to receive a monthly property management fee for managing properties acquired by the Fund through foreclosure or otherwise (“Property Management Fee”). The Property Management Fee shall generally be computed as a monthly flat fee or a specified numerical percentage (which percentage shall be set by the Manager on a case-by-case basis for each subject property) multiplied by monthly gross rents for the property. Generally, the Manager expects to receive a Property Management Fee of Five Percent (5%) of the monthly gross rents received per property. Notwithstanding the foregoing, the Manager reserves the right to retain a third-party property management company, in its sole and absolute discretion.

The actual amount of property management fee cannot be determined at this time, as these commissions are dependent upon the number of properties being sold by the Company

OPERATING EXPENSES

The Manager shall be entitled to reimbursement by the Fund (but only to the extent that Fund assets are sufficient therefor) for reasonable and necessary out-of-pocket expenses incurred by the Manager on behalf of the Fund. Further, the Fund shall reimburse the Manager and its Affiliates for any reasonable formation, accounting, analyst, banking, transactional fees, and legal costs incurred in connection with the formation of the Fund and the capital raising activities undertaken by the Fund.

The actual amount of reimbursement of ordinary and reasonable business expenses of the Company cannot be determined at this time, as these reimbursements are dependent upon the result of the Company’s operations.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of Membership Interests as of the date of this Offering Circular for each person or group that holds more than Ten Percent (10%) of the Membership Interests, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns Membership Interests has sole voting and disposition power with regard to such shares. Unless otherwise indicated below, each person or entity has an address in care of the principal executive offices of the Company at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, CA 90049.

	Number of Membership Interests	Percent of
Name of Beneficial Owner	Beneficially Owned	All Shares
LK Advisors, Inc.		100%
All directors and executive officers of the Manager	0	0%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. As of the date of this Offering Circular, LK Advisors, Inc. owns all of our issued and outstanding Membership Interests.

All voting and investment decisions with respect to the Manager are held by LK Advisors, Inc. are controlled by the board of directors of LK Advisors, Inc. The board is comprised of three (3) members. As of the date of this Offering Circular, the members of the board of directors of LK Advisors Inc. are (i) Barry Levenson; (ii) Paul Kessler, and (iii) Diana Derycz-Kessler. As of the date of this Offering Circular, the following persons who own more than 10% of the capital stock of LK Advisors Inc.:

●	The Vendome Trust owns 47.5% of the common stock of LK Advisors, Inc; and

●	The Wendy and Barry Levenson Trust owns 47.5% of the common stock of LK Advisors, Inc.

As of the date of this Offering Circular, other than the persons listed above, no other stockholder LK Advisors Inc. beneficially owns shares of capital stock that entitle such stockholder to more than 10% of the voting power held by the common stockholders, the preferred stockholders, or all the stockholders voting as a single class.  All of the foregoing stockholders, directors and executive officers disclaim beneficial ownership of our common shares that are owned by LK Advisors Inc.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

FIDUCIARY RESPONSIBILITY OF THE MANAGEMENT COMPANY

Under applicable California law, the Manager is generally accountable to the Company as a fiduciary, which means that the Manager is required to exercise good faith and integrity with respect to Company affairs and sound business judgment. This is a rapidly developing and changing area of the law, and Members should consult with their own legal counsel in this regard. The fiduciary duty of the Manager is in addition to the other duties and obligations of, and limitations on, the Manager set forth in the Operating Agreement of the Company. Investors should consult with their own independent counsel in this regard.

The Company has not been separately represented by independent legal counsel in its formation or in the dealings with the Manager, and Members must rely on the good faith and integrity of the Manager to act in accordance with the terms and conditions of this Offering.

The Operating Agreement provides that the Manager will not have any liability to the Company for losses resulting from errors in judgment or other acts or omissions unless the Manager is guilty of fraud, bad faith or willful misconduct. The Operating Agreement also provides that the Company will indemnify the Manager against liability and related expenses (including, without limitation, legal fees and costs) incurred in dealing with the Company, Members, or third parties as long as no fraud, bad faith, or willful misconduct on the part of the Manager is involved. Therefore, Members may have a more limited right of action than they would have absent these provisions in the Operating Agreement. A successful indemnification of the Manager or any litigation that may arise in connection with the Manager’s indemnification could deplete the assets of the Company. Members who believe that a breach of the Manager’s fiduciary duty has occurred should consult with their own legal counsel in the event of fraud, willful misconduct or bad faith.

It is the position of the U.S. Securities and Exchange Commission that indemnification for liabilities arising from, or out of, a violation of federal securities law is void as contrary to public policy. However, indemnification will be available for settlements and related expenses of lawsuits alleging securities law violations if a court approves the settlement and indemnification, and also for expenses incurred in successfully defending such lawsuits if a court approves such indemnification.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

RISK FACTORS

Although the Company will attempt (in its sole and absolute discretion) to comply with requests for the early withdrawal of the Membership Interests if the financial position of the Company can accommodate it (See “Summary of the Operating Agreement – Withdrawal” below). Any investment in the Membership Interests involves a significant degree of risk and is suitable only for investors who have NO NEED FOR LIQUIDITY in their investments. When analyzing this Offering, prospective investors should carefully consider each of the following risks.

INVESTMENT RISKS

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering amount and Minimum Investment Amount have been arbitrarily determined by the Company and does not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The Manager may, at its sole and absolute discretion, accept or require a lesser or greater Minimum Investment Amount. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower of higher than the Offering price.

Investment in the Membership Interests is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Membership Interests is speculative and, by investing, each Investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Offering Circular and will be solely dependent upon the efforts of its officers and employees the loan and asset portfolio that is developed, all of which are subject to the risks described herein. Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the investor suitability standards should consider purchasing these Membership Interests. (See “Investor Suitability” above.)

The Company’s ability to commence operations is dependent on its ability to raise funds.

The Company has been utilizing and may utilize funds from the Manager, which has agreed to advance funds to allow the Company to operate its business including paying for Offering costs, filing fees and professional fees. In order to execute the plan of operations, the Company will require varying amounts of capital based on the Loans and/or properties the Company intends to fund or acquire. The Company’s ability to commence operations is largely dependent on its ability to raise funds through this Offering and thereby securing Loan and property investments. Prospective Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its loan portfolio.

Reinvestments of cash distributions back into the Company may be suspended.

Each Member of the Company has the option of reinvesting cash distributions in the Company and receiving Membership Interests (at a price of One Thousand Dollars [$1000] per Membership Interest) in return. However, the Company may commence distributions (as opposed to making reinvestments), including in order to stay in compliance with the ERISA laws; and Regulation A, Tier II requirements. In such event, the Members may be unable to compound their equity during the investment period, which will result in an overall lower rate of return on their investments.

Indemnification of the Manager for losses resulting from the acts of the Manager, excepting fraud, may present a risk to Investors.

Pursuant to the Company’s Operating Agreement, the Manager and each of its successors in interest shall not be liable to the Company or its Members for (1) any act performed or omission made by it in the absence of the Operating Agreement or from gross negligence; or (2) losses due to the negligence of brokers or other agents of the Company. However, these parties shall not be indemnified if the loss arises from the party’s own fraud, willful misconduct, willful and material violation of a material provision of the Company’s Operating Agreement or gross negligence. Accordingly, the Members will have a more substantially limited rights than what may be afforded under the state laws, including, any causes of action pertaining to such actions. In addition, even if such Members prevail for suit, the Company will indemnify the Manager or its successors for any losses, damages, or expenses incurred, barring fraud. In such instance, the Members may be subject to lower rate of return and/or reduction on their capital accounts to pay for the losses, expenses, or damages.

Conflicts of interest may arise as a result of the Company primarily funding loans brokered by the Manager, who is the parent company and an affiliate of the Company.

There are important areas in which the interests of the Company and each of its principals, directors, officers and/or affiliates may conflict with one another. To see the potential conflicts of interests that may arise please refer to “Conflicts of Interest” section below. The Company will primarily fund Loans originated by the Manager and the Manager will receive compensation as a result. This represents a conflict of interest between the Manager and the Company since the principals who own and manage the Manager also indirectly manage the Company. Specifically, the Company may be conducting business primarily with the Manager by funding, acquiring, and/or purchasing loans originated by the Manager. These will be affiliate transactions and therefore, the terms of the loans may not be the same as if it were agreed upon via a third-party transaction. Notwithstanding the foregoing, the Company will only invest in those Loans that are in best interests of the Company and said loans will have terms that are commercially reasonable. It is expected that numerous transactions will occur between the Company and its principals, directors, officers and/or affiliates, and no outside or independent review of these transactions will be performed.

In addition, conflicts of interest may pose a risk to Members due to the fact that the Company and each of its principals, directors, officer, and/or affiliates may be involved in other investments or business similar to the Offering and as a result, may not always act in a manner that is advantageous to the Company and Offering if presented with similar investment or business opportunities.

There is no Federal Registration therefore there is Limited Governmental Review.

This Offering has not been registered with the U.S. Securities and Exchange Commission or with any state regulators. Although certain states require notice filing pursuant to pertinent state securities laws, the Offering is largely subject to limited governmental review.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

There is No Guarantee of Reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its loan portfolio.

Anti-Money Laundering

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled-investment vehicles to enact anti-money laundering policies. There could be promulgated legislation or regulations that would require the Fund or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require the Fund to implement restrictions on the transfer of the Membership Interests. The Fund reserves the right to request such information as necessary, to verify the identity of prospective Investors and the source of the payment of subscription monies, or as necessary to comply with any customer identification programs required by FinCEN and/or the U.S. Securities and Exchange Commission. In the event of delay or failure by a prospective investor to produce any information required for verification purposes, an application for, or transfer of, the Interests may be refused.

There may be Investment Company Act Risks which may result in the Company acquiring legal fees.

The Company intends to avoid becoming subject to the Investment Company Act of 1940, as amended (the “1940 Act”); however, the Company cannot assure prospective investors that under certain conditions, changing circumstances or changes in the law, the Company may not become subject to the 1940 Act in the future as a result of the determination that the Company is an “investment company” within the meaning of the 1940 Act that does not qualify for an exemption as set forth below. Becoming subject to the 1940 Act could have a material adverse effect on the Company. Additionally, the Company could be terminated and liquidated due to the cost of registration under the 1940 Act. In general, the 1940 Act provides that if there are 100 or more investors in a securities offering, then the 1940 Act could apply unless there is an exemption; however, the 1940 Act generally is intended to regulate entities that raise monies where the entity itself “holds itself out as being engaged primarily, or purposes to engage primarily, in the business of investing, reinvesting or trading in securities” (Section 3(a)(1)(A) of the 1940 Act).

The second key definition of an “investment company” under the 1940 Act considers the nature of an entity’s assets. Section 3(a)(1)(C) of the 1940 Act defines “investment company” as any issuer that: “is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.” Section 3(b)(1) of the 1940 Act provides that a company is not an “investment company” within the meaning of the 1940 Act if it is: “[An] issuer primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.”

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Section 3(c) of the 1940 Act provides for the following relevant exemptions: “Notwithstanding subsection (a), none of the following persons is an investment company within the meaning of this title: (1) Any issuer whose outstanding securities (other than short- term paper) are beneficially owned by not more than one hundred persons [emphasis added] and which is not making and does not presently propose to make a public offering of its securities. Such issuer shall be deemed to be an investment company for purposes of the limitations set forth in subparagraphs (A)(i) and (B)(i) of section 12(d)(1) governing the purchase or other acquisition by such issuer of any security issued by any registered investment company and the sale of any security issued by any registered open-end investment company to any such issuer. For purposes of this paragraph: (A) Beneficial ownership by a company shall be deemed to be beneficial ownership by one person, except that, if the company owns 10 per centum or more of the outstanding voting securities of the issuer, and is or, but for the exception provided for in this paragraph or paragraph (7), would be an investment company, the beneficial ownership shall be deemed to be that of the holders of such company’s outstanding securities (other than short-term paper). (B) Beneficial ownership by any person who acquires securities or interests in securities of an issuer described in the first sentence of this paragraph shall be deemed to be beneficial ownership by the person from whom such transfer was made, pursuant to such rules and regulations as the Commission shall prescribe as necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title, where the transfer was caused by legal separation, divorce, death, or other involuntary event. (5) Any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: (A) Purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services; (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services; and (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate [emphasis added].”

This is due to the fact that the Company does not hold itself out as an investment company and is not in the business of issuing redeemable securities, face-amount certificates or period plan certificates and will be primarily engaged in the business of purchasing, making, funding or otherwise acquiring loans secured by real property and/or personal property. Notwithstanding the foregoing, there are no assurances that this will ultimately be the case. In the event the Company becomes subject to the registration requirements of the 1940 Act, the Company may incur substantial legal fees. This may adversely affect Members in the sense that if the Company does not have funds to pay said legal fees, it may be unable to distribute income to the Members.

Investors Are Not Independently Represented by the Company’s Attorneys and should seek their own independent counsel.

The Members in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company and its principals and affiliates. (See “Conflicts of Interest” below.)

No Assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the Company, if the maximum number of Membership Interests being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Membership Interests is sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds”.

There is currently no public trading market for the Company’s securities.

There is currently no public trading market for any of the Membership Interests, and an active market may not develop or be sustained.  If an active public trading market for such securities does not develop or is not sustained, it may be difficult or impossible for the Members to resell their interests at any price.  Even if a public market does develop, the market price could decline below the amount the Member paid for the interests.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Terms of the Membership Interests may not be favorable to prospective Investors.

The Company has set the terms of the Membership Interests in a manner which is favorable to the Company and has not made an attempt to consider the favorability or suitability of such terms for any prospective Investors.

The Company may employ leverage, resulting in the Membership Interests being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g. through a credit line, borrowing from a financer, etc.) may expose the Members to substantially greater risk. Any debt incurred by the Company will be senior to the Members and will have priority of payment. If there are no sufficient cash flows generated from the operations of the Company and the Company has to pay Members, it may affect the Company’s ability to make distribution to Members. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company will invest in assets that have not been identified, therefore, potential Investors will be unable to evaluate the Company’s loan portfolio prior to making their investment.

None of the specific assets in which the Company will invest in are identified at this time. Therefore, any potential investor is unable to evaluate the Loans portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to make Loans as further described herein. The Company may later have specific, identifiable portfolio data which Members may review upon their prior written request to the Company.

The Company has the right to change and mix its investment profile, there is no guarantee that the investment profile will not change substantially over time.

The Company reserves the right, in its sole and absolute discretion, to modify, change or revise its typical investment profile and the mix of Loans that it invests or otherwise participates in, and accordingly, Members have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

The Loan Loss Reserve may be insufficient to cover Loan losses, which may ultimately cause the Company to be unable to distribute income to Members.

The purpose of the Loan Loss Reserve is to help insulate the Members from loss. Although the Loan Loss Reserve will help reduce the impact of Loan defaults temporarily, ultimate repayment/resale of the Loans will be jeopardized if any Loans in default are not eventually repaid or resold, whether by the applicable borrower or by the Company, which may affect available collateral. In addition, the Loan Loss Reserve may vary and will be based on reserve overages and the weighted risk levels of the Loan portfolio. This may cause reserve amounts to be reduced, eliminated or increased accordingly in the sole and absolute discretion of the Manager. Members should understand that a Loan Loss Reserve does not guarantee the Company will not incur a loss if a Loan or Loans result in default, which may ultimately cause the Company to sustain a loss and unable to distribute income to the Members.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

BUSINESS RISKS

There is reliance on Key Personnel to make all decisions with respect to the management of the Company, therefore, Members will have very limited choice in the management decisions.

The key personnel of the Company will make virtually all decisions with respect to the management of the Company including, without limitation, the determination as to which loans to make and the terms thereof. The Members will have very limited voice in the management decisions of the Company, and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of its key personnel. In the event of the death, incapacity or other termination of key personnel, the business and operations of the Company may be adversely affected. Furthermore, all investments related to specific Loans will be undertaken by the Company without the Members having any ability to directly affect such transactions.

Competition with other lenders may affect the Company’s profitability.

Because of the nature of the Company's business, the Company's profitability will depend to a large degree on the future availability of capital. In particular, the Company will compete with private lenders, institutional lenders and others engaged in the mortgage lending business, many of whom have greater financial resources and experience than the Company.

The competitive conditions of private lending may affect the Company’s profitability and business.

Some of the general competitive conditions in private lending include competing with other lenders with regards to fees, interest rates, reputation and/or quality of service. These conditions may affect the Company’s profitability and ability to make, fund, originate, acquire and/or purchase loans. Furthermore, other private lenders, institutional lenders and others engaged in the mortgage lending business may differ in their loan to value guidelines and criteria, which may affect the Company’s competitiveness with regards to its ability to make, fund, originate and/or acquire certain loans or the geographic area where it makes, funds, originates or acquires a loan, or the value and type of underlying property it is able to secure as collateral for a loan.

The key personnel not required to devote full-time to the business of the Company.

The Company’s key personnel and its officers and directors are not required to devote their respective individual capacities full time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

No restriction preventing the Company or its affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

Though they currently have no intention to do so, there is no restriction preventing the Company or any of its affiliates, principals, officers, directors or management from competing with one another by investing in collateral liens or sponsoring the formation of other investment groups like the Company. The Company may make decisions that may at times favor persons other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company and its affiliates, principals and management are exonerated from any liability for investment opportunities given to other persons, including (without limitation) affiliates.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between the time subscription funds are accepted from Investors and the time when such funds are deposited into the Company and begin to participate in the investment yield offered herein. In other instances, there may be a delay between the time the funds are held in the Fund’s operating account to deploy (or re-deploy) for purposes of funding a suitable loan within the lending criteria provided in this Memorandum. Such delays will result in lower return and/or yield from the Fund. Members should be aware that the returns are non-cumulative, meaning that there will not be any accrued interests being tacked to the subsequent year(s).

Management and investment practices of the Company are not regulated by Federal or State authorities.

The management and investments of the Company are not supervised or regulated by any Federal or State legal or regulatory authority, except to the extent that the Offering will be qualified by the SEC. In addition, the Company’s lending activities and investments in properties are generally not regulated and supervised by state authorities in at least the states where the Company will not obtain a mortgage lending license. The Company will not be required to obtain a consumer lending license since it will not make any consumer purpose loans. Lending licensing requirements will vary from state to state. Notwithstanding the foregoing, if required by a state, the Company will obtain all licenses prior to making or funding a Loan.

While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of lending laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to distribute income to Members.

Trends in consumer preferences and spending may have adverse impact on the Fund and its Members’ rate of return.

The Fund’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including competitive investment structures, foreclosures, regional unemployment, increases in interest rates, decreases in conventional lending, and general economic conditions. There is no assurance that the Fund will be successful in marketing any of its services, or that the revenues will be significant. Consequently, the Fund’s revenues may vary by quarter, and the Fund’s operating results may experience fluctuations.

Performance projections are not guaranteed.

The Manager and its principals have experience in real estate investments, loans, and related loan syndications. The Manager, through its management of other funds and investment vehicles, has made other real estate investments and loans under other formats, but the performance of previous investments may not be indicative of the future performance of the investments relating to the Fund. The Fund does not yet know what its long-term loan loss experience will be.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The Company will be subject to general risks associated with real property lending.

The Company’s profitability depends on the ability of our non-prime borrowers to repay their loans. The ability of a borrower to repay may be affected by local, regional, and national real estate market and economic conditions beyond the control of the Company. Delinquencies and defaults are sensitive to local and national business and economic conditions. Favorable real estate and economic conditions may not necessarily enhance a borrower’s ability to repay due to circumstances specific to a borrower and are beyond the Company’s control.

There are also special risks associated with particular sectors of real estate property in which the Company may lend:

●	Fix and Flip Properties: Properties recently acquired in foreclosure are usually acquired and financed with little opportunity to fully inspect the property. Frequently, the properties have deferred maintenance. There may be delays in evicting occupants, claims by the foreclosed property owner that could delay resale, unknown property defects and numerous laws now on the books and been regularly issued to make it more difficult to foreclose and evict. In addition, there is no assurance the inventory of homes will be sufficient to sustain the fix and flip market as it exists today. There is also the risk that lenders may take it upon themselves to improve and directly resell their foreclosed inventory.

●	Retail Properties: Retail properties are affected by the overall health of the economy and a borrower’s ability to pay a loan on retail property may be adversely affected by, among other things, the growth of alternative forms of retailing, bankruptcy, departure or cessation of operations of a tenant, a shift in consumer demand due to demographic changes, changes in spending patterns and lease terminations.

●	Office Properties: Office properties and a borrower’s ability to pay a loan on an office property are affected by the overall health of the economy and other factors such as a downturn in the business operated by their tenant, obsolescence and non-competitiveness.

●	Multifamily Properties: The value and successful operation of a multifamily property may be affected by a number of factors such as the location of the property, the ability of the property manager, the presence of competing properties adverse local economic conditions, oversupply and rent control laws or other laws affecting such properties. All of these factors may adversely affect a borrower’s ability to pay.

●	Industrial Properties: Industrial properties are affected by the health of the economy and the particular industry of the borrower. A borrower’s ability to pay a loan on an industrial property may be adversely affected by, among other things, competition within the industry, growth of competing industries, bankruptcy and government regulation with respect to the industry.

●	Buildable Lots: Loans on buildable lots are subject to the risk that entitlements will lapse or that development may be impaired by environmental, heritage, governmental controls and restrictions, zoning, soil and other conditions and risks inherent in land development.

●	Construction Loans: The Company may make construction loans, which have unique risks, including: cost overruns that the borrower cannot absorb, material and labor shortages, strikes and price increases, governmental issues, contractor default and defective construction. If the borrower defaults for any of these other reasons, the Company would be forced to foreclose and finish the construction at a potentially higher cost and over a longer than anticipated period of time.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

There are inherent risks with respect to investment in non-performing notes.

The Fund may elect to invest in non-performing notes secured by real estate. Accordingly, non-performing notes carry substantial risk, including the possibility that the non-performing notes may not generate any cashflow or profit for the Fund. The Fund may to acquire the non-performing notes with the expectation that they will be reformed to become performing notes. However, there is no assurance or guarantee that such non-performing notes will perform, or even if reformed, will generate cashflow for the Fund. For example, the borrower may re-enter into default after the reformation of the Non-Performing Note or the possibility that any collateral securing the non-performing note cannot be sold for profit. In those circumstances, the Fund (and its Members) may be adversely affected and unable to make distributions to the Members.

Borrowers’ failure to pay interests and/or principals due under the notes will cause significant adverse impact on the Fund.

If the Fund’s equity or profit margin on a particular note is thin, so that little to no equity exists between all of the encumbrances on the underlying property and our note, it may not make sense for us to continue to hold and/or service the note. Therefore, we will most likely not make a profit on that particular Note and may be at risk for losing almost all of our investment in such a note under these or similar circumstances.

Borrowers’ bankruptcy will incur additional expenditures on the Fund and impact the rate of return.

Where a borrower files a Chapter 13 bankruptcy, if the market value of the property is demonstrated to be less than the payoff amount of a senior mortgage which is ahead of the Fund’s junior mortgage, the lien securing the Fund’s note can be “stripped” from the property, subject to the successful completion of the debtor’s bankruptcy plan and obtaining a discharge. Although the Fund would still likely receive some debt repayment as an unsecured creditor, a substantial portion of the total debt owed would most likely be wiped out upon discharge of the bankruptcy.

Upon discharge of Chapter 7 bankruptcy, a borrower will no longer be held personally liable for the obligations of a note held by the Fund, unless the borrower reaffirms the debt while in bankruptcy. However, in any case, the Fund will retain the right to foreclose on the collateral, as granted in the mortgage or deed of trust, in the event a mutually acceptable alternative cannot be worked out between the Fund and the borrower.

Senior Lienholders have foreclosure rights that may impact the Fund if it originates junior lien positions.

In the event a senior lienholder forecloses on the subject real estate before the Fund, the Fund’s interest in the subject real estate may be eliminated. If a borrower’s performance on a first lien fails, the Fund can begin foreclosure ahead of the first lien, which may result in taking the property subject to the first lien. If the first lien starts foreclosure ahead of the Fund, the Fund, as junior lienholder, has the right to protect its secured interest in the property by bringing the payments current on the first lien, and then may elect to foreclose ahead of the first lien. In some instances, it may not be profitable for the Fund to expend additional funds to enforce such protections, in which case the Fund’s lien would be removed from the property, leaving the Fund with an unsecured debt worth significantly less than when it was secured.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Servicer’s failure to comply with the regulations may subject the Fund to regulations and exposure of legal liability.

The Fund’s business is subject to multiple laws including regulations applicable to note servicers. The lending industry is heavily regulated by laws governing lending practices at the federal, state, and local levels. In addition, proposals for further regulation of the financial services industry are continually being introduced. Failure of the Fund or its Servicer to comply with these laws could lead to loss of the property, legal fees, and other unexpected costs that could adversely affect investments. These laws and regulations to which the Fund and its Servicer is subject include those pertaining to:

●	real estate settlement procedures;

●	fair lending;

●	compliance with federal and state disclosure requirements;

●	debt collection;

●	the establishment of maximum interest rates, finance charges, and other charges;

●	secured transactions and foreclosure proceedings; and

●	private regulations providing for the use and safeguarding of non-public personal financial information of borrowers.

Investment in the Company involves certain tax and ERISA risks Investors should be aware of.

An investment in the Company involves certain tax risks of general application to all investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt investors. (See “Income Tax Considerations” and “ERISA Considerations” below).

Loan defaults and foreclosures may occur which could potentially adversely affect the profitability of the Company its ability to distribute income to Members.

The Company will invest in Loans and take the risk that borrowers will default on those loans and other risks that lenders typically face, some of which are detailed in this Offering. Loans may be made to borrowers who do not qualify for loans from more traditional sources of financing, such as (without limitation) borrowers who are in default under other obligations or in bankruptcy or who not have sources of income that would be sufficient to qualify for loans from other lenders (including but not limited to, banks and savings and loans associations). Loans may generally provide for a monthly payment from the borrower followed by a “balloon” payment at the loan’s maturity. Borrowers may be unable to pay such a balloon payment and are compelled to refinance the balloon amount into a new loan. Fluctuations in the interest rates, unavailability of mortgage funds, and a decrease in the value of the real property securing the loan could adversely affect the borrower’s ability to refinance their loans at maturity.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The Company will generally look to the underlying property securing the loan to determine whether to make the loan to the borrower and, to a lesser extent, the credit rating a borrower has. Nonetheless, borrowers will need to demonstrate adequate ability to meet its financial obligations under the terms of any loan which the Company originates or purchases.

To determine the fair market value of the property securing the loan, the Company will primarily rely on an appraisal, the Company’s opinion of value of the property, or other similar opinion. Appraisals are a judgment of an individual appraiser’s interpretation of a property’s value. Due to the differences in individual opinions, values may vary from one appraiser to another. Furthermore, the appraisal is merely the value of the real property at the time the loan is originated. Market fluctuations and other conditions could cause the value of real property to decline over time.

If the borrower defaults on the loan, the Company may take the deed in lieu of foreclosure or be forced to purchase the property at a foreclosure sale. If the Company cannot quickly sell the real property and the property does not produce significant income, the profitability and ability to repay the Company will be adversely affected.

Due to certain provisions of State law that may be applicable to all real estate loans, if real property security proves insufficient to repay amounts owing to the Company, it is unlikely that the Company will be able to recover any deficiency from the borrower.

Finally, the recovery of sums advanced by the Company in making or investing in mortgage loans and protecting its security may also be delayed or impaired by the operation of the federal bankruptcy laws or by irregularities in the manner in which the loan was made. Any borrower has the ability to delay a foreclosure sale for a period ranging from several months to several years by filing a petition in bankruptcy which automatically stays any actions to enforce the terms of the loan. It can be assumed that such delays and the costs associated therewith will reduce the profitability of the Company.

There are general risks associated with investing commercial real estate market.

The Fund may invest in the commercial real estate market. Concentration in commercial real property entails risks that are specific to the industry. For example, the Fund may experience fluctuations in occupancy rates, rent schedules, and operating expenses, among other factors, which can adversely affect operating results of the commercial real property and the borrower's ability to make payments on the loans. Operating performance will also depend on adverse changes in local population trends, market conditions, neighborhood values, national, regional or local economic and social conditions, federal, state or local regulations, controls or fiscal policies, including those affecting rents, prices of goods, fuel and energy consumption, environmental restrictions, real estate taxes, zoning and other factors affecting real property. Additionally, there may be a need for capital improvements and repairs, accounting for inflation, financial condition and profitability of tenants, uninsured losses, acts of nature such as floods and earthquakes, and other risks. Some or all of these factors may also affect the financial condition of borrower's on loans secured by commercial real property and thus their ability to make payments on these loans.

In addition, in the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, the Fund may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Loan sale documentation may include buy-back clause which may create backlog and illiquidity

The Fund may participate in the sale of loans with Affiliates or third-parties, including institutions. In certain sales contracts there may be a buy-back clause which may be enforced by the purchaser of the loans, in the event that the Fund has breached a representation or warranty contained in such sale agreement. In that instance, the Fund may be forced to repurchase one or more loans sold to the purchaser. The breach of a representation or warranty by the Manager may impact the Fund’s ability to originate new loans, collect fees, and strip interest income which the Fund and Manager use to fund its operations and distribute returns to the Members.

The Fund may be subject to certain U.S. State Licensing Requirements

The Manager believes that the Fund or its Affiliates have either obtained the licenses necessary for (or are exempt from) participating lawfully in the business of business-purpose lending in each state in which it plans to make loans prior to commencing operations, based on current assessment of the regulatory requirements of each such state. This means that while the Fund and Manager may believe that that the Fund’s practices in a particular state are compliant with that state’s current regime, it is possible that that regime might come under question from state or other regulatory authorities, and/or be changed in such a way as to adversely affect the Fund’s ability to continue lending or conducting business in that state or may prohibit continuation of the Fund’s loans in that state. The Fund intends to monitor such regulatory activity closely, but may fail to correctly or adequately anticipate regulatory action in this developing arena.

The possible repeal of state usury limits could affect the Company’s profitability and cash flow.

To the extent that any Loans are arranged by or through a mortgage lending license and are therefore generally exempt from the otherwise applicable state’s usury limitation, should this exemption be repealed, the Company may no longer be able to originate loans in excess of the usury limit, potentially reducing its return on investment or forcing it to limit its lending activities or otherwise burdening its profitability and cash flow.

Certain real estate properties may be at risk as a result of certain losses being uninsured, underinsured or not insurable.

The Company intends to maintain comprehensive insurance coverage of the type and amount it believes is customarily obtained by any lender of real estate. There are, however, certain types of losses, generally of a catastrophic nature, such as earthquakes, war and floods, that may be uninsurable or not economically insurable from which the real estate properties may be at risk. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the underlying investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to its real estate properties. Additionally, the Company does not intend to require mortgage insurance on Loans, which would protect the Company from losses due to defaults by borrowers.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Fluctuations in interest rates may affect the profitability of the Company and may not be able to liquidate their investment to take advantage of higher available returns.

Mortgage interest rates are subject to abrupt and substantial fluctuations and the purchase of Membership Interests are a relatively illiquid investment. If prevailing interest rates rise above the average interest rate being earned by the Company’s portfolio, Members may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on withdrawal.

The Company, as a lender, may be exposed to the risks of litigation by a borrower, tenant, or other counter-party as a result of the Loan.

The Company will act in good faith and use reasonable judgment in selecting borrowers and making, purchasing, and managing the Loans. However, as a lender the Company is exposed to the risk of litigation by a borrower, tenant or other counter-party for any warranted or unwarranted allegations regarding the terms of any transaction or the actions or representations of the Company in making, managing or foreclosing on Loans. It is impossible to foresee the allegations that a party will bring against the Company, but the Company will use its best efforts to avoid litigation if, in its sole and absolute discretion, it is in the best interests of the Company. If the Company is required to incur legal fees and costs to respond to any lawsuit, the costs and fees could have an adverse impact on the Company’s cash flow and profitability.

Participation with other parties in a Loan may result in lack of control as to when and how to enforce a loan default.

While the Company does not expect to participate in transactions with other parties, there is a possibility that it may do so. When participating in Loans with other lenders the Company may not have control over the determination of when and how to enforce a default, depending on the terms of any participation agreement with the other lenders or owners, other lenders or owners may have varied amounts of input into such decision-making process, including (without limitation) the ultimate decision-making power on if and when to enforce a default. There is no certainty as to who will be a lead lender or lead investor (as applicable) in a situation where the Company participates in ownership of a Loan with another entity.

There are risks of government actions against the Company for alleged violations of lending laws (and other law) which may result in high legal fees and damage awards.

While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of (without limitation) mortgage lending laws which may result in legal fees and damage awards that would adversely affect the applicable entity.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any third party sources (including, but not limited to, lenders and investors) to fund investments in Loans and properties. These additional sources of capital may be secured by Loans and assets held by the Company. In order to obtain such additional capital, the Company may assign part or its entire asset portfolio to the lender or investor. Such money may bear interest at a variable rate, whereas the Company may be making fixed rate loans. Therefore, if prevailing interest rates rise, the cost of money could exceed the income earned from that money, thus reducing the Company’s profitability or causing losses.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned properties will be profitable or that cash from operations will be available for distribution to the Members. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the properties will depend upon many factors beyond the control of the Company, including (without limitation):

●	changes in general or local economic conditions;

●	changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);

●	changes in interest rates;

●	the promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;

●	condemnation and other taking of property by the government;

●	unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;

●	unexpected environmental conditions;

●	the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of properties;

●	changes in real estate taxes and any other operating expenses;

●	energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;

●	various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and

●	imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

●	strikes;

●	adverse weather;

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

●	earthquakes and other "force majeure" events;

●	changes in building plans and specifications;

●	zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

●	material and labor shortages;

●	increases in the costs of labor and materials;

●	changes in construction plans and specifications;

●	rising energy costs; and

●	delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

COVID-19 and other pandemics exposes the Fund with adverse lending activities.

In December 2019, the virus SARS-CoV-2, which causes the coronavirus disease known as COVID-19, surfaced in Wuhan, China. The disease spread around the world, resulting in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across the globe, as well as the implementation of travel restrictions and remote working and “shelter-in-place” or similar policies by numerous companies and national and local governments. These actions caused the disruption of manufacturing supply chains and consumer demand in certain economic sectors, resulting in significant disruptions in local and global economies. The short-term and long-term impact of COVID-19 on the operations of the Fund and its performance is difficult to predict. Any potential impact on such operations and performance will depend to a large extent on future developments and actions taken by authorities and other entities to contain COVID-19 and its economic impact. These potential impacts, while uncertain, could adversely affect the performance of the Fund’s lending activities.

Rise in insurance costs will increase Fund expenditures or expose the Fund with underinsured liability protection.

Real estate properties are typically insured against risk of fire, damage, and other typically-insured property casualties, but are sometimes not covered by severe weather or natural disaster events, such as landslides, earthquakes, or floods. Changes in the conditions affecting the economic environment in which insurance companies do business could affect the borrower’s ability to continue insuring the property at a reasonable cost, or could result in insurance being unavailable altogether. Moreover, any hazard losses not then covered by the borrower’s insurance policy would result in the corresponding Loan becoming significantly undersecured or in the property being at risk, and a Member could sustain a significant reduction, or complete elimination, of the return on investment.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Renting and/or forming tenancy relationship from prolonged period of holding real estate can expose the Fund with issues, including tenancy bankruptcy, unlawful detainer issues, non-compliant eviction, among others, which all of these can adversely impact the return for Members.

There may be instances in which the Fund may own and hold commercial real properties as a result of the Fund’s lending activities, including REOs. Although the Fund intends to divest these properties as soon as practicable, that may not always be the case, and the Manager (or an Affiliate or third party) may have to manage the property and lease to tenants until sold. In such instances, there are risks associated with certain aspects of leases, including, without limitation:

●	Tenancy bankruptcy;

●	Cost of unlawful detainer and lessor remedies, including, breach of lease agreement covenants;

●	Risks of noncompliant eviction;

●	Contest of leases related to businesses and/or franchisees;

●	Unintended consequences of remedies provided under the lease agreements, including, borrower defaults; and

●	Occupancy risks, such that the real property may fail to stabilize and/or generate income.

All of the above risks will diminish the overall financial return to the Members

Borrower fraud can subject the Fund to variety of exposures, including loss of investment in loans. Due diligence will be conducted by the Fund and its Affiliates, but there is no guarantee that such diligence will eliminate borrower fraud altogether.

Borrowers and property developers supply a variety of information regarding the current rental income, property valuations, market data, and other information. The Fund attempts to verify much of the information provided, but as a practical matter, cannot verify all of it, which may result in the information being incomplete, inaccurate, or intentionally false. Borrowers and developers may also misrepresent their intentions for the use of investment proceeds. The Fund may not verify any statements by applicants as to how proceeds are to be used. If a borrower or developer supplies false, misleading, or inaccurate information, Members may lose all or a portion of the investment in the loans.

When the Fund finances a loan, its primary assurances that the financing proceeds will be properly spent by the borrower or developer are the contractual covenants agreed to by the borrower or developer, along with their business history and reputation. Should the proceeds of a financing be diverted improperly, the borrower or developer might become insolvent, which could cause the Members to lose their entire investment.

There are risks associated with buying contaminated Properties.

The Company may invest in properties with known environmental conditions for the purpose of remediating the contamination. Following completion of the remediation, such properties would generally be resold to a developer. Such investments would generally be made only in conjunction with an operating partner with specific expertise in such properties and only where the Company believes that the liabilities associated with owning an interest in such a property can be appropriately protected against through insurance, indemnification or otherwise.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Company may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Members may be negatively affected by changes in any of the following: (i) laws, rules and regulations; (ii) regional, national and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations or prevailing equity or bond market conditions; or (v) the presence, availability or discontinuation of real estate and/or housing incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than many of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its borrowers, sponsors and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services and approach.

By purchasing shares in this Offering, Members are bound by the arbitration provisions contained in the Subscription Agreement and the Operating Agreement which limit a Member’s ability to bring class action lawsuits or seek remedy on a class basis, including with respect to securities law claims.

By purchasing shares in this Offering, Members agree to be bound by the arbitration provisions contained in our subscription agreement and our operating agreement (each an “Arbitration Provision” and collectively, the “Arbitration Provisions”). Such Arbitration Provisions apply to claims under the U.S. federal securities laws and to all claims that are related to the Company, including with respect to this Offering, the Company’s holdings, its Membership Interests, ongoing operations and the management of the Company’s investments, among other matters and limit the ability of Members to bring class action lawsuits or similarly seek remedy on a class basis. Furthermore, because the Arbitration Provision is contained in the Operating Agreement, such Arbitration Provision will also apply to any purchasers of shares in a secondary transaction.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

By agreeing to be subject to the Arbitration Provisions, Members are severely limiting their rights to seek redress against the Company in court. For example, a Member may not be able to pursue litigation for any claim in state or federal courts against the Company, the Manager, or their respective directors, managers, officers, and employees including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede a Member’s ability to bring or sustain claims, and the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, the Arbitration Provisions provide that either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. The Company has not determined whether it will exercise its right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as the Company is likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provisions must be conducted in the State of California, in the county of Los Angeles. The term “Claim” as used in the Arbitration Provisions is very broad and includes any past, present, or future claim, dispute, or controversy involving a Member (or persons claiming through or connected with the Member), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of the Member’s subscription agreement, the Company and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that Member may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provisions, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provisions is to be given the broadest possible interpretation that will permit it to be enforceable. Based on discussions with and research performed by the Company’s counsel, the Company believes that the Arbitration Provisions are enforceable under federal law, the laws of the State of California, or under any other applicable laws or regulations. However, the issue of enforceability is not free from doubt and to the extent that one or more of the provisions in the Subscription Agreement or the Operating Agreement with respect to the Arbitration Provisions or otherwise requiring Members to waive certain rights were to be found by a court to be unenforceable, the Company would abide by such decision.

Further, potential Members should consider that Subscription Agreement and the Operating Agreement restricts the ability of the Members to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by the Company or its Manager. These restrictions on the ability to bring a class action lawsuit are likely to result in increased costs, both in terms of time and money, to individual Members who wish to pursue claims against the Company.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISIONS, MEMBERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Management Fee and Expenses

The Company anticipates conducting various transactions with the Manager, a related party, including but not limited to those specified in this Offering Circular. The Company will pay the Manager a Management Fee and other fees, and the Manager is entitled to reimbursement for any Company expenses paid for by the Manager. (See “Manager’s Compensation” above and “Conflicts of Interest”.)

CONFLICTS OF INTEREST

The following is a list of all presently known potential conflicts of interest between Company and each of its principals, directors, officers and/or affiliates. More specifically, conflicts of interest may arise in the following situations: (1) loan Origination Fees and Company profitability, (2) loan servicing and origination by the Manager, (3) allocation of management time, services, and functions between various existing Affiliates of the Company and/or Manager, (4) potential purchase, sale, hypothecation of Loans between the Company and its Affiliates, (5) conflicts with entities organized for similar purposes as the Company, (6) competition with Affiliates, (7) sale of properties to Affiliates, and (8) those resulting from the relationship between the principals of the Company and its Affiliates.

The Members must rely on the general fiduciary standards (as and if applicable) and other duties which may apply to such principals, directors, officers and affiliates to prevent unfairness by any of the aforementioned in a transaction with consequences for the Members. It is expected that numerous transactions will occur between the Company and its principals, directors, officers and/or affiliates, and no outside or independent review of these transactions will be performed. ALL PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT MEMBERS WILL HAVE SUBSTANTIALLY LIMITED CONTROL, VOTING RIGHTS OR INVOLVEMENT IN THE BUSINESS, AFFAIRS OR GOVERNANCE OF THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD UNDERSTAND THAT SELF-DEALING AND AFFILIATE-AFFILIATE TRANSACTIONS WILL ROUTINELY OCCUR AS A RESULT OF THE MATTERS CONTEMPLATED HEREIN. ALL PROSPECTIVE INVESTORS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN INDEPENDENT LEGAL COUNSEL TO REVIEW AND ADVISE THEM WITH RESPECT TO THIS OFFERING AND OFFERING CIRCULAR. (See “Fiduciary Responsibility of the Manager” above.)

Conflicts of Interest arising from doing business with Affiliates.

Currently the Company intends to conduct most of its business of funding, making, acquiring, and/or purchasing Loans from loans that are brokered by the Manager. Since the Company may solely be funding Loans that are originated by the Manager, this may result in the principals of the Company engaging in transactions that are not to the best advantage of the Company and could be perceived as more financially advantageous to the Manager. Notwithstanding the foregoing, the Company intends to invest in Loans that are in best interests of the Company and the Loans will have terms that are commercially reasonable and advantageous to the Company.

The majority of the conflicts of interest may largely result from the Manager having to allocate management time, services and functions between the Company and other funds as well as deciding which business will be engaged by Manager or the Company, and not necessarily from one transaction being more advantageous to the Manager and not the Company.

Loan Fees were not determined through arm’s-length negotiations.

None of the compensation set forth under “Manager’s Compensation” was determined through arm's-length negotiations. Any change in such fees may have a direct, adverse effect upon the fees that borrowers will pay to the Company, and thus, may reduce the overall profitability and cash flow of the Company. This conflict of interest will exist in connection with every Loan the Company makes.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The Company will receive compensation for servicing the Loans, but may use a third party as a loan servicer which may result in higher servicing fees.

As set forth below under “Manager’s Compensation”, the Manager and/or its Affiliates may receive compensation for servicing the Loans. The Company has reserved the right to retain other firms in addition to, or in lieu of, the Manager to perform the various brokerage services, loan servicing and other activities in connection with the Loans. Such other firms may or may not be affiliated with the Company. Loan servicing firms not affiliated with the Company may or may not provide comparable services on terms more favorable to the Company.

The Company and each of its principals, directors, officers or affiliates, may engage, for their own account or for the account of others, in other business ventures similar to that of the Company.

The Company and each of its principals, directors, officers or affiliates, may engage, for their own account or for the account of others, in other business ventures similar to that of the Company. Neither the Company nor any Member shall be entitled to any interest therein or therefrom.

The Company may have conflicts of interest in allocating management time, services and functions between various existing companies, the Company and any future companies which it may organize as well as other business ventures in which it or its managers, principals, directors, officers and/or affiliates may be or become involved.

The Company and each of its principals, directors, officers or affiliates, may sell, buy or hypothecate loans (use loans as collateral for another loan) to each other and make a profit without the assistance of independent review or assessment.

The Company and each of its principals, directors, officers or affiliates, may sell, buy or hypothecate loans (use loans as collateral for another loan) to each other, provided that such loans meet the underwriting criteria set forth above. The Company or any of its managers, principals, directors, officers and/or affiliates, may make a profit on the sale of an existing Loan to an affiliated individual or entity. There will be no independent review or assessment of the value of such Loans.

The Company, Manager and their affiliates, may join with other entities in joint venture or co-ownership in certain loans or in the ownership of real property.

The Company and its principals, directors, officers or affiliates, may join with other entities organized for similar purposes as partners, joint venturers or co-owners under some form of ownership in certain loans or in the ownership of real property. The interests such other individuals/entities may conflict, and all such individuals/entities may not be able to resolve such conflicts in a manner that serves the best interests of the Company and/or Members.

The Company or any of its Affiliates are not restricted from competing with the Company and may freely compete with the Company.

There is no restriction preventing the Company or any of its Affiliates, officers, directors or management from competing with the Company by investing in collateral liens or sponsoring the formation of other investment groups like the Company to invest or otherwise participate in similar areas. Subject only to limitations mandatorily imposed by corporate law, the Company and its affiliates, officers, directors and/or management may freely compete with or against the Company.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Currently, the Manager manages another investment vehicle with substantially similar investment objectives with the Company.

Currently, the Manager and its related parties, including, the principals of the Company has formed and is operating a different investment vehicle, which is hereinafter referred to as “Affiliate Fund.” The Affiliate Fund’s performance is stated herein under “Prior Performance Summary” and “Prior Performance Tables.” The Affiliate Fund is currently engaging in substantially similar investment objectives and strategies as that of the Company. Accordingly, there exists an inherent conflict of interest between the Affiliate Fund and the Company because it competes with each other. The Manager will make reasonable efforts to mitigate such conflict of interest. For example, when originating a loan, the Manager may look to overall purposes of the Company and Affiliate Fund, risk profile among the companies, available cash, and other financial metrics to determine whether the Company or the Affiliate Fund may be best suitable for lending activities. Notwithstanding the foregoing, it is impossible to eliminate the conflicts of interest. The Company and its Members may lose the investment opportunities to the Affiliate Fund.

The Company may sell foreclosed properties to Affiliates and the transaction will be subject to conflicts of interest since the Company will have an interest in both parties to the transaction.

In the event that the Company becomes the owner of any real property by reason of foreclosure, the first priority will be to arrange for the sale of the property for a price that will permit the recovery of the full amount of invested capital plus accrued but unpaid interest and other charges, or so much thereof as can reasonably be obtained in light of then fair market value of the real property. In order to facilitate such a sale, the Company may, but is not required to, arrange a sale to persons or entities affiliated with it or controlled by it, (e.g. to a limited liability company formed by the Company). The Company will be subject to conflicts of interest in arranging such sales since it will represent or have an interest in both parties to the transaction. There will not be any independent review by any outside parties of such transactions. No assurance can be given that the sale price for property would be fair, reasonable or negotiated at ‘arms-length’.

CERTAIN LEGAL ASPECTS OF THE COMPANY LOANS

Each of the Company’s loans will be secured by, among other things, a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, or security agreement. The deed of trust and the mortgage are the most commonly used real property security devices. A deed of trust has three parties: a debtor, referred to as the “trustor”; a third party, referred to as the “trustee”; and the lender, referred to as the “beneficiary.” The trustor irrevocably grants the property until the debt is paid, “in trust, with power of sale” to the trustee to secure payment of the obligation. The trustee’s authority is governed by law, the express provisions of the deed of trust and the directions of the beneficiary. The Company will be the beneficiary under all deeds of trust securing Company loans. In a mortgage loan, there are only two parties: the mortgagor (borrower) and the mortgagee (lender).

In the United States, each individual State law determines how a mortgage is foreclosed. The route usually requires a judicial process, but varies from state to state. For properties located in the United States, some States have a statute known as the “one form of action” rule, which requires the beneficiary of a collateral lien to exhaust the security under the security lien (i.e., foreclose on the property) before any personal action may be brought against the borrower. Foreclosure statutes vary from State to State. Loans by the Company secured by mortgages will be foreclosed in compliance with the laws of the State where the real property collateral is located.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Special Considerations in Connection with Junior Encumbrances

In addition to the general considerations concerning trust deeds discussed above, there are certain additional considerations applicable to second and more junior deeds of trust (“junior encumbrances”). By its very nature, a junior encumbrance is less secure than a more senior lien. If a senior lien holder forecloses on its loan, unless the amount of the bid exceeds the senior encumbrances, the junior lien holder will receive nothing. Because of the limited notice and attention given to foreclosure sales, it is possible for a junior lien holder to be sold out, receiving nothing from the foreclosure sale, although all legal methods of recouping the Company’s investment will be exhausted. By virtue of anti-deficiency legislation, discussed above, a junior lien holder may be totally precluded from any further remedies.

Accordingly, a junior lien holder (such as the Company in certain cases) may find that the only method of protecting its security interest in the property is to take over all obligations of the trustor with respect to senior encumbrances while the junior lien holder commences its own foreclosure, making adequate arrangements either to (1) find a purchaser for the property at a price which will recoup the junior lien holder’s interest, or (2) to pay off the senior encumbrances so that the junior lien holder’s encumbrance achieves first priority. Either alternative may require the Company to make substantial cash expenditures to protect its interest. (See “Business Risks” above.)

The Company may also make wrap-around mortgage loans (sometimes called “all-inclusive loans”), which a junior encumbrances to which all the considerations discussed above will apply. A wrap-around loan is made when the borrower desires to refinance his, her, or its property but does not wish to retire the existing indebtedness for any reason, e.g., a favorable interest rate or a large prepayment penalty. A wrap-around loan will have a principal amount equal to the outstanding principal balance of the existing secured loans plus the amount actually to be advanced by the Company. The borrower will then make all payments directly to the Company, and the Company in turn will pay the holder of the senior encumbrance. The actual ultimate yield to the Company under a wrap-around mortgage loan will likely exceed the stated interest rate on the underlying senior loan, since the full principal amount of the wrap-around loan will not actually be advanced by the Company. State laws generally require that the Company be notified when any senior lien holder initiates foreclosure.

If the borrower defaults solely upon his, her or its debt to the Company while continuing to perform with regard to the senior lien, the Company (as junior lien holder) will foreclose upon its security interest in the manner discussed above in connection with deeds of trust generally. Upon foreclosure by a junior lien, the property remains subject to all liens senior to the foreclosed lien. Thus, if the Company were to purchase the security property at its own foreclosure sale, it would acquire the property subject to all senior encumbrances.

The standard form of deed of trust used by most institutional lenders, like the one that will be used by the Company or its affiliates, confers on the beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the deed of trust in such order as the beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the beneficiary under the underlying first deed of trust will have the prior right to collect any insurance proceeds payable under a hazards insurance policy and any award of damages in connection with the condemnation, and to apply the same to the indebtedness secured by the first deed of trust before any such proceeds are applied to repay the loan in respect of the Company. The amount of such proceeds may be insufficient to pay the balance due to the Company, while the debtor may fail or refuse to make further payments on the damaged or condemned property, leaving the Company with no feasible means to obtain payment of the balance due under its junior deed of trust. In addition, the borrower may have a right to require the lender to allow the borrower to use the proceeds of such insurance for restoration of the insured property.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

“Due-on-Sale” Clauses

The Company’s forms of promissory notes and deeds of trust, like those of many lenders, contain “due-on-sale” clauses, which permits the Company to accelerate the maturity of a loan if the borrower sells, conveys or transfers all or any portion of the property, but may or may not contain “due-on-encumbrance” clauses which would permit the same action if the borrower further encumbers the property (i.e., executes further deeds of trust). The enforceability of these types of clauses has been the subject of several major court decisions and legislation in recent years.

(1) Due-on-Sale: Federal law now provides that, notwithstanding any contrary pre-existing state law, due-on-sale clauses contained in mortgage loan documents are enforceable in accordance with their terms by any lender after October 15, 1985. On the other hand, acquisition of a property by the Company by foreclosure on one of its loans may also constitute a “sale” of the property, and would entitle a senior lien holder to accelerate its loan against the Company. This would be likely to occur if then prevailing interest rates were substantially higher than the rate provided for under the accelerated loan. In that event, the Company may be compelled to sell or refinance the property within a short period of time, notwithstanding that it may not be an opportune time to do so.

(2) Due-on-Encumbrance: With respect to mortgage loans on residential property containing four or less units, federal law prohibits acceleration of the loan merely by reason of the further encumbering of the property (e.g., execution of a junior deed of trust). This prohibition does not apply to mortgage loans on other types of property. Although many of the Company’s junior lien mortgages will be on properties that qualify for the protection afforded by federal law, some loans will be secured by properties that do not qualify for the protection, including (without limitation) small apartment buildings or commercial properties. Junior lien mortgage loans made by the Company may trigger acceleration of senior loans on properties if the senior loans contain valid due-on-encumbrance clauses, although both the number of such instances and the actual likelihood of acceleration are anticipated to be minor. Failure of a borrower to pay off the senior loan would be an event of default and subject the Company (as junior lien holder) to the risks attendant thereto. It will not be customary practice of the Company to make loans on non-residential property where the senior encumbrance contains a due-on-encumbrance clause. (See “Special Considerations in Connection with Junior Encumbrances.”)

Prepayment Charges

Loans may provide for certain prepayment charges to be imposed on the borrowers in the event of certain early payments on the loan. The Manager reserves the right, but has no obligation, at its business judgment to waive collection of prepayment penalties. Applicable federal and state laws may limit the prepayment charge on residential loans. For commercial or multi-family loans there is no federal law that limits the prepayment amount charge, but applicable state laws may vary.

Bankruptcy Laws

If a borrower files for protection under the federal bankruptcy statutes, the Company will be initially barred from taking any foreclosure action on its real property security by an “automatic stay order” that goes into effect upon the borrower's filing of a bankruptcy petition. Thereafter, the Company would be required to incur the time, delay and expense of filing a motion with the bankruptcy court for permission to foreclose on the real property security (“relief from the automatic stay order”). Such permission is granted only in limited circumstances. If permission is denied, the Company will likely be unable to foreclose on its security for the duration of the bankruptcy, which could be a period of years. During such delay, the borrower may or may not be required to pay current interest on the Company loan. The Company would therefore lack the cash flow it anticipated from the loan, and the total indebtedness secured by the security property would increase by the amount of the defaulted payments, perhaps reaching a total that would exceed the market value of the property.

In addition, bankruptcy courts have broad powers to permit a sale of the real property free of the Company's lien, to compel the Company to accept an amount less than the balance due under the loan and to permit the borrower to repay the loan over a term which may be substantially longer than the original term of the loan.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

LEGAL PROCEEDINGS

The Company has not been involved in any material litigation or arbitration within the past Five (5) years. Neither the Manager nor any of its managers, principals, directors or officers of the Company or Manager are now, or within the past Five (5) years have been, involved in any material litigation or arbitration.

INCOME TAX CONSIDERATIONS

The following discussion generally summarizes the material federal income tax consequences of an investment in the Company based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations thereunder, current administrative rulings and procedures and applicable judicial decisions. However, it is not intended to be a complete description of all tax consequences to prospective Investors with respect to their investment in the Company. No assurance can be given that the Internal Revenue Service (the “IRS”) or any applicable State taxing authority will agree with the interpretation of the current federal income tax laws and regulations summarized below. In addition, the Company or the Investors may be subject to state and local taxes in jurisdictions in which the Company may be deemed to be doing business.

ACCORDINGLY, ALL PROSPECTIVE INVESTORS SHOULD INDEPENDENTLY SATISFY THEMSELVES REGARDING THE POTENTIAL FEDERAL AND STATE TAX CONSEQUENCES OF PARTICIPATION IN THE COMPANY AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS, ATTORNEYS OR ACCOUNTANTS IN CONNECTION WITH ANY INTEREST IN THE COMPANY. EACH PROSPECTIVE INVESTOR/SHAREHOLDER SHOULD SEEK, AND RELY UPON, THE ADVICE OF THEIR OWN TAX ADVISORS IN EVALUATING THE SUITABILITY OF AN INVESTMENT IN THE COMPANY IN LIGHT OF THEIR PARTICULAR INVESTMENT AND TAX SITUATION.

Tax Law Subject to Change

Frequent and substantial changes have been made, and will likely continue to be made, to the federal and state income tax laws. The changes made to the tax laws by legislation are pervasive, and in many cases, have yet to be interpreted by the IRS or the courts.

State and Local Taxes

A description or analysis of the State and local tax consequences of an investment in the Company is beyond the scope of this discussion. Prospective Members are advised to consult their own tax counsel and advisors regarding these consequences and the preparation of any state or local tax returns that an Investor may be required to file. The discussion of tax consequences herein is general in nature, and then only concerns federal tax consequences, to the limited extent discussed in this Offering Circular.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Federal Partnership Treatment

The Company is likely to be treated as a partnership under the Internal Revenue Code of 1986 (the “Code”). Assuming that the Company has been properly formed under California law, is operated in accordance with applicable California corporate and business law and the terms of the Operating Agreement, it is the Company’s opinion (subject to the discussion regarding “Taxable Mortgage Pools” below) that, if the matter were litigated, it is more likely than not that the Company would prevail as to its classification and would be taxed as a partnership for federal income tax purposes. If the Internal Revenue Service (“the IRS”) determined that the Company was an association taxable as a corporation for federal income tax purposes, there would be significant adverse tax consequences to the Company and possibly to its investors, including (without limitation) the Company would have to pay tax on its net income and then the investor would have to pay tax on any distributions as dividends as opposed to interest income.

IRS Audits

Informational returns filed by the Company are subject to audit by the IRS. The IRS devotes considerable attention to the proper application of the tax laws to partnerships. An audit of the Company’s return may lead to adjustments which adversely affect the federal income tax treatment of Membership Interests and cause Members to be liable for tax deficiencies, interest thereon and penalties for underpayment. An audit of the Company’s tax return could also lead to an audit of their individual tax return that may not otherwise have occurred, and to the adjustment of items unrelated to the Company. Prospective investors should make their determination to invest based on the economic considerations of the Company rather than any anticipated tax benefits. Furthermore, the IRS has taken the position in Temp. Reg. 1.163-9T that any interest on income taxes owed by an individual is personal interest, subject to limitations on deduction, regardless of the nature of the activity that produced the income that was the source of the tax.

If the IRS makes audit adjustments to the Fund’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from the Fund. Generally, the Fund may elect to have the Members take such audit adjustment into account in accordance with their interest in the Fund during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances and the manner in which the election is made and implemented has yet to be determined. If the Fund is unable to have the Members take such audit adjustment into account in accordance with their interests in the Fund during the tax year under audit, current Members may bear some or all of the tax liability resulting from such audit adjustment, even if such Members did not own Membership Interests in the Fund during the tax year under audit. If, as a result of any such audit adjustment, the Fund is required to make payments of taxes, penalties and interest, cash available for distribution to Members might be substantially reduced. The Fund may, at any time, during the existence of the Fund or any predecessor of the Fund, directly seek reimbursement of underpaid taxes, penalties, and interest from the Members who held Membership Interests during the year which is under IRS, state, or local audit examination, even if such Member has since redeemed its Membership Interest and is no longer a Member of the Fund.  The Fund will designate the Manager (or a principal thereof) to act as the partnership representative who shall have the sole authority to act on behalf of the Fund with respect to dealings with the IRS under these audit procedures. The acts of the Manager in its capacity as partnership representative, including the extension of statutes of limitation, will bind the Fund and all Members. The Members will not have a right to participate in the audit proceedings.

Profit Objective of the Company

Deductions will be disallowed if they result from activities not entered into for profit to the extent that such deductions exceed an amount equal to the greater of: (a) the gross income derived from the activity; or (b) deductions (such as interest and taxes) that are allowable in any event.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

The applicable Treasury Department regulations indicate a transaction will be considered as entered into for profit where there is an expectation of profit in the future, either of a recurring type or from the disposition of property. In addition, the Code provides, among other things, an activity is presumed to be engaged for profit if the gross income from such activity for Three (3) of the Five (5) taxable years ending with the taxable year in question exceeds the deductions attributable to such activity. It is anticipated that the Company will satisfy this test.

Property Held Primarily for Sale: Potential Dealer Status

The Company has been organized to invest in loans and notes primarily secured by deeds of trust or mortgages on real property and to acquire real estate properties. However, if the Company were at any time deemed for federal tax purposes to be holding one or more Company loans, notes or properties primarily for sale to customers in the ordinary course of business (a “dealer”), any gain or loss realized upon the disposition of such loans, notes or properties would be taxable as ordinary gain or loss rather than as capital gain or loss. The federal income tax rates for ordinary income are currently higher than those for capital gains. In addition, income from sales of loans, notes and properties to customers in the ordinary course of business would also constitute unrelated business taxable income to any Members which are tax-exempt entities. Under existing law, whether or not real property is held primarily for sale to customers in the ordinary course of business must be determined from all the relevant facts and circumstances. The Company intends to make and hold the Company loans, notes and properties for investment purposes only, and to dispose of Company loans, notes and properties, by sale or otherwise, at the discretion of the Manager and as consistent with the Company’s investment objectives. It is possible that, in so doing, the Company will be treated as a “dealer” in mortgage loans, notes and properties, and that profits realized from such sales will be considered unrelated business taxable income to otherwise tax-exempt Investors in the Company.

Taxable Mortgage Pool Rules

Notwithstanding the check-the-box provisions, the IRS may still reclassify certain partnerships as corporations for federal income tax purposes, if they meet the definition of a “taxable mortgage pool” under Internal Revenue Code Section 7701(i)(2)(A)(ii). A taxable mortgage pool is any entity whose assets consist substantially of debt instruments, who is the obligor under debt obligations with two (2) or more maturities, and where there is a relationship between the debt instruments and the debt obligations of the entity. The issue of what constitutes debt obligations with Two (2) or more maturities is unclear. The regulations state that “[T]he purpose of section 7701(i) is to prevent income generated by a pool of real estate mortgages from escaping Federal income taxation when the pool is used to issue multiple class mortgage-backed securities.” The Company has only one class of Membership Interests. A literal reading of this provision could lead to the conclusion that the Company would not be reclassified as a taxable mortgage pool and taxed as a corporation. In order to further explain any such interpretation, the Manager has committed that to the extent it leverages the Company assets (i.e., borrows funds from another lender for purpose of making loans and pledges one or more loans of the Company as collateral for such borrowing), the Company will only have one line of credit at a time so that the IRS would find it difficult to make the argument that the Company has debt obligations with Two (2) or more maturities. However, due to the lack of clarity with respect to this provision, there is no assurance (and no opinion of any kind can be given) that the IRS would not attempt to tax the Company as a corporation and not a partnership. Any such taxation would have an adverse effect on the Company and the return an Investor would receive on their investment in the Company.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Portfolio Income

A primary source of Company income will be interest, which is ordinarily considered “portfolio income” under the Code. Similarly, Temporary Regulations issued by the Internal Revenue Service in 1988 (Temp. Reg. Section 1.469-2T(f)(4)(ii)) confirmed that net interest income from an equity-financed lending activity such as the Company will be treated as portfolio income, not as passive income, to Members. Therefore, Members will not be entitled to treat their proportionate share of Company income as passive income, against which passive losses (such as deductions from unrelated real estate investments) may be offset.

Understatement Penalties

The Company will be subject to substantial understatement penalty in the event that it understates its income tax. The IRS imposes a penalty of Twenty Percent (20%) on any substantial understatement of income tax. Furthermore, the IRS can charge interest on underpayments of income tax exceeding One Hundred Thousand Dollars ($100,000) for any tax year owing by certain corporations at a rate that is higher than the normal interest rate. The Manager strongly advises prospective investors to consult with their own tax advisor to be sure that they fully evaluate the proposed tax treatment of Company as described herein.

Unrelated Business Taxable Income

The Company may generate unrelated business taxable income for Members that are qualified plans such as self-directed IRA’s, or tax exempt organizations such as pension/benefit plan investors, colleges, universities, private foundations and charitable remainder trusts. Particularly if the Company pursues a credit facility or leverage, it is highly likely that the Company may generate unrelated business taxable income for such Members. Investors should be aware also that the issue of how the unrelated business taxable income of a qualified plan or exempt organization should be taxed is regularly under discussion by one or more committees of Congress. The Company advises that all Members, particularly Members with qualified plans or exempt organizations, consult with their own tax advisor to be sure they fully evaluate the impact of unrelated business taxable income for Members.

ERISA CONSIDERATIONS

The following is a discussion of how certain requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code relating to Employee Benefit Plans and certain Other Benefit Arrangements (each as defined below) may affect an investment in the Membership Interests. It is not, however, a complete or comprehensive discussion of all employee benefits aspects of such an investment. If the Investors are trustees or other fiduciaries of an Employee Benefit Plan or Other Benefit Arrangement, before purchasing Membership Interests, they should consult with their own independent legal counsel to assure that the investment does not violate any of the applicable requirements of ERISA or the Code, including, without limitation, the ERISA fiduciary rules and the prohibited transaction requirements of ERISA and the Code.

ERISA Fiduciary Duties

Under ERISA, persons who serve as trustees or other fiduciaries of an Employee Benefit Plan have certain duties, obligations and responsibilities with respect to the participants and beneficiaries of such plans. Among the ERISA fiduciary duties are the duty to invest the assets of the plan prudently, and the duty to diversify the investment of plan assets so as to minimize the risk of large losses. An “Employee Benefit Plan” is a plan subject to ERISA that is an employee pension benefit plan (such as a defined benefit pension plan or a section 401(k) or 403(b) plan) or any employee welfare benefit plan (such as an employee group health plan).

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Prohibited Transaction Requirements

Section 406 of ERISA and Section 4975 of the Code proscribe certain dealings between Employee Benefit Plans or Other Benefit Arrangements, on the one hand, and “parties-in interest” or “disqualified persons” with respect to those plans or arrangements on the other. An “Other Benefit Arrangement” is a benefit arrangement described in Section 4975(e)(1) of the Code (such as a self-directed individual retirement account (“IRA”), other than an Employee Benefit Plan.

Prohibited transactions include, directly or indirectly, any of the following transactions between an Employee Benefit Plan or Other Benefit Arrangement and a party in interest or disqualified person:

(a) sales or exchanges of property;

(b) lending of money or other extension of credit;

(c) furnishing of goods, services or facilities; and

(d) transfers to, or use by or for the benefit of, a party in interest or disqualified person of any assets of the Employee Benefit Plan or Other Benefit Arrangement.

In addition, prohibited transactions include any transaction where a trustee or other fiduciary of an Employee Benefit Plan or Other Benefit Arrangement:

(a) deals with plan assets for his own account,

(b) acts on the behalf of parties whose interests are adverse to the interest of the plan, or

(c) receives consideration for his own personal account from any party dealing with the plan with respect to plan assets.

The terms “party in interest” under ERISA and “disqualified person” under the Code have similar definitions. The terms include persons who have particular relationships with respect to an Employee Benefit Plan or Other Benefit Arrangement, such as:

(a) fiduciaries;

(b) persons rendering services of any nature to the plan;

(c) employers any of whose employees are participants in the plan, as well as owners of 50% or more of the equity interests of such employers;

(d) spouses, lineal ascendants, lineal descendants, and spouses of such ascendants or descendents of any of the above persons;

(e) employees, officers, directors and 10% or more owners of such fiduciaries, service providers, employers or owners;

(f) entities in which any of the above-described parties hold interests of 50% or more; and

(g) Ten Percent (10%) or more joint venturers or partners of certain of the parties described above.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Certain transactions between Employee Benefit Plans or Other Benefit Arrangements and parties in interest or disqualified persons that would otherwise be prohibited transactions are exempt from the prohibited transaction rules due to the application of certain statutory or regulatory exemptions. In addition, the United States Department of Labor (the “DOL”) has issued class exemptions and individual exemptions for certain types of transactions. Violations of the prohibited transaction rules may require the prohibited transactions to be rescinded and will cause the parties in interest or disqualified persons to be subject to excise taxes under Section 4975 of the Code.

Investments in the Company

If any Investor is a fiduciary of an Employee Benefit Plan, the investor must act prudently and ensure that the plan’s assets are adequately diversified to satisfy the ERISA fiduciary duty requirements. Whether an investment in the Company is prudent and whether an Employee Benefit Plan’s investments are adequately diversified must be determined by the plan’s fiduciaries in light of all of the relevant facts and circumstances. A fiduciary should consider, among other factors, the limited marketability of the Membership Interests.

Investors also should be aware that under certain circumstances the DOL may view the underlying assets of the Company as “plan assets” for purposes of the ERISA fiduciary rules and the ERISA and Internal Revenue Code prohibited transaction rules. DOL regulations indicate that Fund assets will not be considered plan assets if less than Twenty Five Percent (25%) of the value of the Membership Interests is held by Employee Benefit Plans and Other Benefit Arrangements.

The Company anticipates that if any Investor is an Employee Benefit Plan subject to ERISA, the Company will limit the investments by all Employee Benefit Plans and Other Benefit Arrangements to ensure that the Twenty Five Percent (25%) limit is not exceeded. Because the Twenty Five Percent (25%) limit is determined after every subscription or redemption, the Company has the authority to require the redemption of all or some of the Interests held by any Member that is an Employee Benefit Plan or Other Benefit Arrangement if the continued holding of such Interests, in the sole opinion of the Company, could result in the Company being subject to the ERISA fiduciary rules.

If there are no Employee Benefit Plan investors in the Company, the Company anticipates that investments by Other Benefit Arrangements (such as self-directed IRAs) may exceed the Twenty Five Percent (25%) limit. This situation may cause the underlying assets of the Company to be considered plan assets for purposes of the Code prohibited transaction rules. In such a case, the Other Benefit Arrangement investors must ensure that their investments do not constitute prohibited transactions under Section 4975 of the Code. Such investors should consult with independent legal counsel on these issues.

Special Limitations

The discussion of the ERISA fiduciary aspects and the ERISA and Code prohibited transaction rules contained in this Offering Circular is not intended as a substitute for careful planning. The applicability of ERISA fiduciary rules and the ERISA or Code prohibited transaction rules to Investors may vary from one Investor to another, depending upon that Investor’s situation. Accordingly, Investors should consult with their own attorneys, accountants and other personal advisors as to the effect of ERISA and the Code on their situation of a purchase and ownership of the Membership Interests and as to potential changes in the applicable law.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

SUMMARY OF THE OPERATING AGREEMENT

The following is a summary of the Operating Agreement, and is qualified in its entirety by the terms of the Operating Agreement itself. In the event of any conflict, misunderstanding or ambivalence between, or resulting from, the summary below and the actual terms of the Operating Agreement, the latter shall govern. Potential investors are urged to carefully read the entire Operating Agreement, which is set forth as Exhibit 2.1 to this Offering Circular.

Accounting and Reports

Annual reports concerning the Company’s business affairs, including the Company’s annual income tax return, will be provided to Members who request them in writing. Each Member will receive his, her, or its respective K-1 Form as required by applicable law. The Manager may, at its sole and absolute discretion, designate any person or entity to outside provide tax and accounting advice to the Company, at any time and for any reason.

The Manager presently intends to maintain the Company’s books and records on the accrual basis for bookkeeping and accounting purposes, and also intends to use the accrual basis method of reporting income and losses for federal income tax purposes. The Manager reserves the right to change such methods of accounting upon written notice to Members. Any Member may inspect the books and records of the Company at reasonable times.

Membership Interests

As set forth in the Operating Agreement, “Membership Interests” represent a Member’s interests in the Company. Membership Interests do not represent any fixed or absolute percentage interest representing ownership in the Company, but instead Membership Interests represent a fluctuating percentage interest in the Company. The amount of any Member’s actual percentage interest at any time representing ownership in the Company shall generally be determined at such time by the amount of such Member’s capital account balance divided by the total amount of all Members’ capital account balances outstanding (it being understood that each Member’s Membership Interests (and corresponding percentage interest in the Company) outstanding may fluctuate and change from time to time).

The Company will establish and maintain a capital account for each Member upon admission to the Company, in which the amount paid by such Member for purchase of Membership Interests will be credited with that amount to the capital account. Thereafter, Member’s capital account may be adjusted on a monthly basis by the following: (1) the Member’s capital account balance will be increased by (i) the amount of any money the Member contributes to the Company’s capital to purchase additional Membership Interests, including any reinvestment of his, her, or its portion of the Company’s distribution made by such Member; and (ii) the Member’s share of the Company’s profits and any separately stated items of income or gain. (2) the Member’s capital account balance will be decreased by: (i) the amount of any money the Company distributes to the Member; (ii) the Member’s share of the Company’s losses and any separately stated items of deduction or loss; and (iii) the amount of any withdrawals or redemption made by such Member in accordance with the “Redemption / Withdrawal” provision stated above.

Allocations of profit, gain and loss in the Company are made, as required by law, in proportion to the Members’ respective capital accounts. Voting rights are based upon the number of Membership Interests each Member owns.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Voting Rights

Members will have very limited voting rights.  Members do not elect or vote on the Manager, except as otherwise set forth in the Operating Agreement, and not have any voting rights on matters affecting the Company’s business, and therefore limited ability to influence decisions regarding the Company’s business.

Other Governance Matters

The Operating Agreement vests most other decisions relating to the assets and to the business the Company, including decisions relating to acquisitions, originations and dispositions, the issuance of additional Membership Interests, and other decisions relating to the Company’s business, in the Manager.

Compensation to Manager and Affiliates

The Company will compensate the Manager and Affiliates as described in “Manager’s Compensation” herein above.

Manager’s Tenure

The Manager may withdraw from the management of the Company at any time upon Thirty (30) days’ written notice to all Members. However, a successor manager of the Company may only be elected by the Members. The Members may also remove the Manager if: (1) the Manager commits an act of fraud or willful misconduct which materially adversely damages the Company,

Distributions

The Company will make distributions of income as described in the “Terms of the Offering – Preferred Return, Cash Distributions, Election to Reinvest”.

Operating Expenses

The Company shall pay its own general administrative and operating expenses, which may include, without limitation, legal expenses, accounting costs for the Company, and/or marketing expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Company (and the Manager’s administrative and/or operating expenses). This operating expense reimbursement fee will be calculated as of the first day of the month with regards to the aggregate capital in the Company as of that day and paid out as of the first day of the following month.

Profits and Losses

The Company’s profit or loss for any taxable year, including the taxable year in which the Company is dissolved, will be allocated among the Members in proportion to their capital account balances that they held during the applicable tax reporting period.

Restrictions on Transfer

The transferability of Membership Interests will be subject to the securities laws under Regulation A, Tier II. Any transferee must be a person that would have been qualified to purchase a Membership Interests in this Offering. No Membership Interests may be transferred if, in the sole judgment of the Manager, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the Company as a limited liability company taxed as a partnership, or cause a termination of the Company for federal income tax purposes.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

A transferee may not become a substitute Member without the consent of the Manager. Such consent may not be unreasonably withheld if the transferor and the transferee comply with all the provisions of the Operating Agreement and applicable law. A transferee who does not become a substitute Member has no right to vote in matters brought to a vote of the Members, or to receive any information regarding the Company or to inspect the Company books, but is entitled only to the share of income or return of capital to which the transferor would be entitled.

Rights and Liabilities of Members

The rights, duties and powers of Members are governed by the Operating Agreement and applicable California corporate and business law, and the discussion herein of such rights, duties and powers is qualified in its entirety by reference to them.

Investors who become Members in the manner set forth herein will not be responsible for the obligations of the Company. They may be liable to repay capital returned to them plus interest if necessary, to discharge liabilities existing at the time of such return. Any cash distributed to Members may constitute, wholly or in part, return of capital.

Rights, Powers and Duties of Manager

Subject to the right of the Members to vote on specific matters, the Manager will have complete charge of the business of the Company. The Manager is not required to devote itself full-time to Company affairs but only such time as is required for the conduct of the business of the Company. The Manager has the power and authority to act for and bind the Company. The Manager is granted the special power of attorney of each Member for the purpose of executing any document which the Members have agreed to execute and deliver.

Company Brought to Close

The Company will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue to exist until its affairs have been brought to a close. Upon dissolution of the Company, the Manager will bring to a close the Company’s affair by liquidating the Company’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s) until a suitable sale can be arranged. All funds received by the Company shall be applied to satisfy or provide for Company debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis.

Redemption Policy and Other Events of Disassociation

The Manager may, at its sole and absolute discretion, cause the Company to repurchase Membership Interests from Members desiring to resign from membership or as a part of a plan to reduce the outstanding capital of the Company. There is no guarantee that the Company will have sufficient funds to cause the redemption of any Membership Interests. Therefore, any investment in the Company should be considered illiquid.

The Company may also expel a Member for cause if the Member has materially breached or is unable to perform the Member’s material obligations under the Operating Agreement. A Member’s expulsion from the Company will be effective upon the Member’s receipt of written notice of the expulsion by the Company.

JOBS ACT / REG A / TIER II	LK SECURED LENDING REG A FUND, LLC	OFFERING CIRCULAR

Upon any expulsion, transfer of all of Membership Interests, withdrawal or resignation of any Member, an event of disassociation shall have occurred and (a) the Member’s right to participate in the Company’s governance, receive information concerning the Company’s affairs and inspect the Company’s books and records will terminate and (b) unless such disassociation resulted from the transfer of the Member’s Membership Interests, the Member will be entitled to receive the distributions to which the Member would have been entitled as of the effective date of the dissociation had the dissociation not occurred. The Member will remain liable for any obligation to the Company that existed prior to the effective date of the dissociation, including, without limitation, any costs or damages resulting from the Member’s breach of the Operating Agreement. Under most circumstances, the Member will have no right to any return of his or her capital prior to the termination of the Company unless the Manager elects, at its sole and absolute discretion, to return capital to a Member.

The effect of redemption or disassociation on Members who do not sell or return their Membership Interests will be an increase in each Member’s respective percentage interest in the Company and therefore an increase in each Member’s respective proportionate interest in the future earnings, losses and distributions of the Company and an increase in the respective relative voting power of each remaining Member. Notwithstanding anything to the contrary herein, redemption shall be at the sole and absolute discretion of the Manager and the Manager shall not be compelled to redeem or repurchase Membership Interests at any time or for any reason.

The redemption of Membership Interests shall be subject to the Company’s availability of sufficient cash to pay the expenses of the Company, maintain any loan loss reserve and pay the redemption or withdrawal amounts to other Members who requested withdrawal or redemption in the order of the request. No redemption may be made that would render the Company unable to pay its obligations as they become due. The Company shall not be required to sell its assets to raise cash to effectuate any redemption.

A redeeming Member shall have the rights of a transferee until such time as the Company has actually redeemed those Membership Interests, that is, the Member shall be entitled to receive distributions, but shall not be entitled to vote. Redeemed Membership Interests revert to authorized but unissued Membership Interests and the former holder retains no interest of any kind in such Membership Interests.

LK SECURED LENDING REG A FUND, LLC

AUDITED FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

LK SECURED LENDING REG A FUND LLC

TABLE OF CONTENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

Duner and Foote

Certified Public Accountants

www.DunerCPA.com

Telephone (949) 263-0030	18818 Teller Ave.
FAX (949) 263-0037	Suite 265
E-Mail DerrickFoote@Dunercpa.com	Irvine, California 92612

MEMBER OF

CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Members of

LK Secured lending Reg A Fund, LLC

We have audited the accompanying financial statements of LK Secured Lending Reg A Fund, LLC

(“the “Fund”) (a California limited liability company) which comprise the balance sheet as of November 30, 2020, and the related statement of income and changes in members’ equity, and cash flows from inception through November 30, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LK Secured Lending Reg A Fund, LLC. as of November 30, 2020, and the results of its operations and its cash flows from inception through November 30, 2020 in accordance with accounting principles generally accepted in the United States of America.

Duner and Foote,

Certified Public Accountants Irvine, California

December 10, 2020

LK SECURED LENDING REG A FUND, LLC

BALANCE SHEET

NOVEMBER 30, 2020

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$100

TOTAL CURRENT ASSETS	$100

TOTAL ASSETS	$100

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$-

TOTAL CURRENT LIABILITIES	$-

MEMBERS’ EQUITY - PER ACCOMPANYING STATEMENT	100

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$100

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS SEE INDEPENDENT AUDITOR'S REPORT

LK SECURED LENDING REG A FUND, LLC

STATEMENT OF INCOME AND CHANGES IN MEMBERS’ EQUITY

FROM INCEPTION THROUGH NOVEMBER 30, 2020

REVENUE

Interest income	$-

TOTAL REVENUE	$-

OPERATING EXPENSES

Operating expenses	-

TOTAL OPERATING EXPENSES	-

NET INCOME	$-

MEMBERS’ EQUITY

Members’ equity - Capital contributions	100

MEMBERS EQUITY - NOVEMBER 30, 2020	$100

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS SEE INDEPENDENT AUDITOR'S REPORT

LK SECURED LENDING REG A FUND, LLC

STATEMENT OF CASH FLOWS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$-
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
-
CASH FLOWS FROM INVESTING ACTIVITIES
Member contributions	100

NET INCREASE IN CASH AND CASH EQUIVALENTS	100

CASH AND CASH EQUIVALENTS - FROM INCEPTION	-

CASH AND CASH EQUIVALENTS - NOVEMBER 30, 2020	$100

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for -
California Limited Liability Company minimum franchise tax	$-
Interest expense	$-

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS SEE INDEPENDENT AUDITOR’S REPORT

LK SECURED LENDING REG A FUND, LLC

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

NOTE 1 - ORGANIZATION

LK Secured Lending Reg A Fund, LLC (the “Fund”) was formed on September 30, 2020 and is organized and licensed as a California limited liability company upon the filing of the Articles of Organization with the Secretary of State of California.

The Fund was organized to engage in the business of making, funding, originating, refinancing, purchasing, selling and/or otherwise acquiring loans (“Loans”) secured by first or junior position deeds of trust or mortgages on commercial properties and business purpose residential properties located throughout the United States; and acquiring, developing, rehabilitating, and/or holding and/or selling commercial properties and business purpose loans on residential real estate located throughout the United States. The Fund is managed by LK Advisors, Inc. (fka PiMac Advisors) a California corporation (“Manager”) which was formed in 2019.

The fund will begin offering units for investment upon qualification of the offering by the Securities and Exchange Commission. The maximum offering will be $75,000,000 in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting – The Fund maintains its accounting records under the accrual method of accounting in conformity with accounting principles generally accepted in the United States of America.

Recent Accounting Pronouncements - Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, the Company has elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities.

Cash and Cash Equivalents – The Fund considers all short-term, highly liquid unrestricted investments with original maturities of three months or less when purchased to be cash equivalents. As of November 30, 2020, cash and cash equivalents totaled $100.

Fair Value of Financial Instruments – Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 825, Financial Instruments, requires disclosure of fair value information about financial instruments. Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of cash and cash equivalents and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments.

Concentrations of Credit Risk – Financial instruments which potentially subject the Fund to concentrations of credit risk consist primarily of cash deposits and trust deed notes receivables. The Fund has not experienced any losses on its bank deposit accounts, and believes it is not exposed to any significant credit risk on its accounts. Concentrations of credit risk with respect to trust deed notes receivable can exist due to the Fund’s focus on the state of California, which increases the Fund’s exposure to adverse local real estate, economic and market conditions and other risk factors, including natural disasters and acts of terrorism.

LK SECURED LENDING REG A FUND, LLC

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, the Fund evaluates its estimates; including those related to the reserve for losses on trust deed notes receivables and contingencies. The Fund bases its estimates on historical experience and on various assumptions, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual results could differ from those estimates.

Reserve for Loan Losses –A reserve for loan losses is established based on management’s estimate of losses inherent and probable as of the balance sheet date. Management evaluates the adequacy of the reserve giving consideration to factors such as the value of the underlying collateral, current performance of the loans, extent and nature of delinquencies, credit characteristics of the portfolio, and the general economic environment.

Provision for losses is charged to the statement of operations. Management will evaluate the need for recording a loan loss reserve when operations begin.

Risks and Uncertainties – Trust deed notes receivables are subject to risks and uncertainties due to real estate market volatility, interest rate volatility, and credit risk. Due to the level of such risks and uncertainties, it is at least reasonably possible that changes in the values of the trust deed notes receivables will occur in the near term, and that such changes could materially affect the amounts reported in the balance sheet, statement of income and changes in members’ equity.

Interest Income – Interest income on loans is accrued by the effective interest method. Generally, interest payments are due monthly, on the first day of each month. Interest is generally prorated to the first day of the month following the closing of the loan escrow. Interest income due and not received as of the balance sheet date is accrued.

LK SECURED LENDING REG A FUND, LLC

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes – The Fund is a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no income tax is paid by the Fund as an entity. Each individual member reports on their income tax returns their distributive share of the Fund’s income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. There has not been a provision for income taxes accrued during the Fund’s first year of operation. Due to the recent passing of Assembly Bill 85 by the state of California, Limited Liability Companies are exempt from the $800 minimum tax in the first year of operation. In subsequent years the fund will be responsible for the $800 minimum tax.

Fair Value Measurement - FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard provides a consistent definition of fair value which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy established under ASC 820 gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

As required by ASC 820, the Fund’s trust deed notes receivables are classified within the fair value hierarchy based on the highest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under ASC 820 and its applicability to the Fund’s trust deed notes receivable are described below:

•	Level 1 – Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2 – Pricing inputs are quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets and liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these assets and liabilities.

•	Level 3 – Pricing inputs are unobservable for the asset or liability; inputs that reflect the reporting entity’s assumptions that the market participants would use in pricing the asset or liability. Level 3 includes assets or liabilities that are supported by little or no market activity.

LK SECURED LENDING REG A FUND, LLC

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

NOTE 3 – FUND PROVISIONS

The Fund is a California limited liability company. The rights, duties and powers of the members of the Fund are governed by the offering circular. The following description of the Fund’s offering circular provides only selected information. Members should refer to the Fund’s offering circular for a more complete description of the various provisions. The Manager is in complete control of the Fund business, subject to the voting rights of the members on specified matters. The Manager has the power and authority to act for and bind the Fund.

Profits and Losses – Profits and losses accrued during any calendar month are allocated to the members in proportion to their capital accounts maintained throughout the month. Investors who become members of the Fund other than on the first day of a calendar month shall be allocated a proportionate share of the Fund’s profits or losses for that month reflecting the days during the month that the investor was a member. Each month, the Manager will distribute the Fund’s accrued net profits to the members, to the extent there is cash available and provided that the monthly distribution will not impact further investment activities and the continued operations of the Fund.

Member Withdrawal – The Fund will use its best efforts to return capital to members that have been (i) been members of the fund for a period of at least twelve months and (ii) have requested, in writing by ninety days prior to expecting to be withdrawn from the Fund. Any obligation of the Fund to repurchase shares shall be subject to availability of cash for such purpose. In no event shall the fund be obligated to sell any of its assets to raise cash to pay any portion of the repurchase price. Requests for return of capital will be limited to 10% of total outstanding capital in any given fiscal year. Requests for return of capital will be processed by the Fund on a first-come, first-serve basis.

Cash Distributions – The Fund’s net profits will be distributed first, to pay the preferred return to Members on a pro-rata basis. Secondly, 100% of such cash will be distributed to the Members on a pro-rata basis.

All Cash distributions will be made on a quarterly basis, in arrears, and distributions to Members shall be prorated as applicable for the amount of time that a Member was a member of the Company during such accounting period.

LK SECURED LENDING REG A FUND, LLC

NOTES TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH NOVEMBER 30, 2020

NOTE 4 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, the Fund evaluated subsequent events through December 10, 2020, the date these financial statements were issued.

The Fund is currently seeking investors through an offering circular that will be filed with the Securities & Exchange Commission. The Fund has entered into a broker-dealer with a law firm to raise capital in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended.

LEGAL MATTERS

The Manager has retained Geraci Law Firm of Irvine, California to advise it in connection with the preparation of this Offering, the Operating Agreement, the Subscription Agreement and any other documents related thereto. Geraci Law Firm has not been retained to represent the interests of any Investors or Members in connection with this Offering. Investors that are evaluating or purchasing Membership Interests should retain their own independent legal counsel to review this Offering, the Offering Circular, the Operating Agreement, the Subscription Agreement and any other documents related to this Offering, and to advise them accordingly.

ADDITIONAL INFORMATION AND UNDERTAKINGS

The Company and Manager undertake to make available to each Investor every opportunity to obtain any additional information from them necessary to verify the accuracy of the information contained in this Offering Circular, to the extent that they possess such information or can acquire it without unreasonable effort or expense. This additional information includes all the organizational documents of the Company, recent financial statements for the Company and all other documents or instruments relating to the operation and business of the Company that are material to this Offering and the transactions described in this Offering Circular.

INDEX TO EXHIBITS

EXHIBIT 2**	ARTICLES OF ORGANIZATION; LIMITED LIABILITY COMPANY OPERATING AGREEMENT
EXHIBIT 2.1	LIMITED LIABILITY COMPANY OPERATING AGREEMENT
EXHIBIT 4	SUBSCRIPTION AGREEMENT
EXHIBIT 6**	BROKER-DEALER AGREEMENT
EXHIBIT 6.1**	ADMINISTRATIVE AND TECHNOLOGY SERVICES AGREEMENT
EXHIBIT 8**	ESCROW SERVICES AGREEMENT
EXHIBIT 12	OPINION OF COUNSEL RE: LEGALITY OF THE SECURITIES BEING QUALIFIED
EXHIBIT 12.1**	AUDITOR’S CONSENT

**	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Irvine, California.

LK SECURED LENDING REG A FUND, LLC

By:	Barry Levenson, CEO of LK
Advisors, Inc., Manager of the Fund

Date: March 24, 2021